Exhibit 4.4

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

MARCHEX, INC.

MARCHEX ACQUISITION CORPORATION

JINGLE NETWORKS, INC.

AND WITH RESPECT TO ARTICLES II, V AND VIII ONLY

CHIP HAZARD, AS STOCKHOLDER REPRESENTATIVE

DATED APRIL 7, 2011

[***] Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

[***] Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

i

3.20. Brokers; Payments.	30
3.21 Interested Party Transactions.	30
3.22. Bank Accounts; Powers of Attorney.	31
3.23. Minute Books, etc.	31
3.24. State Takeover Statutes.	31
3.25. Third Party Audits and Investigations.	31
3.26. Absence of Questionable Payments.	32
3.27. Required Vote.	32
3.28. Accounts Receivable.	32
3.29 Disclosure.	33

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE PARENT AND THE ACQUISITION CORP.	33

4.1. Corporate Organization.	33
4.2. Authorization.	33
4.3. Consents and Approvals; No Violations.	34
4.4. SEC Reports and Financial Statements.	34
4.5. Brokers; Payments.	35
4.6. Legal Proceedings, etc.	35
4.7. Validity of Shares.	35
4.8. Disclosure.	36

ARTICLE V ADDITIONAL AGREEMENTS	36

5.1. Fees and Expenses.	36
5.2. Tax Matters.	36
5.3. Appointment of Stockholder Representative.	38

ARTICLE VI CONDITIONS TO THE OBLIGATIONS OF THE PARENT AND ACQUISITION CORP.	40

6.1. Representations and Warranties True.	40
6.2. Performance.	40
6.3. Absence of Litigation.	40
6.4. Consents.	40
6.5. Additional Agreements.	40
6.6. FIRPTA.	40
6.7. Certificate of Merger.	41
6.8. Material Adverse Effect.	41
6.9. Stockholder Approval; Dissenter’s Rights.	41
6.10. Supporting Documents.	41
6.11. Release of Liens.	41

[***] Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

ARTICLE VII CONDITIONS TO THE OBLIGATIONS OF THE COMPANY.	41

7.1. Representations and Warranties True.	41
7.2. Performance.	42
7.3. Absence of Litigation.	42
7.4. Consents.	42
7.5. Additional Agreements.	42
7.6. Material Adverse Effect.	42
7.7. Merger Consideration.	42
7.8. Certificate of Merger.	42
7.9. Supporting Documents.	42

ARTICLE VIII INDEMNIFICATION; SURVIVAL OF REPRESENTATIONS AND WARRANTIES	43

8.1. Indemnity Obligations.	43
8.2. Notification of Claims.	43
8.3. Duration.	44
8.4. Liability; Offset.	45
8.5. No Contribution.	45
8.6. Treatment of Indemnity Payments.	45
8.7. Calculation of Losses.	45
8.8. No Double Recovery.	45
8.9. No Additional Representations.	45

ARTICLE IX REGISTRATION RIGHTS	46

9.1. Registrable Shares.	46
9.2. Required Registration.	46
9.3. Effectiveness; Suspension Right.	46
9.4. Expenses.	47
9.5. Indemnification.	47
9.6. Procedures for Sale of Shares Under Registration Statement.	49
9.7. Removal of Restrictive Legends.	50

ARTICLE X MISCELLANEOUS PROVISIONS	50

10.1. Amendment.	50
10.2. Waiver of Compliance.	50
10.3. Notices.	50
10.4. Binding Effect; Assignment.	51
10.5. No Third Party Beneficiaries.	51
10.6. Public Announcements.	52
10.7. Counterparts.	52

[***] Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

10.8. Headings.	52
10.9. Entire Agreement.	52
10.10. Governing Law.	52
10.11. Severability.	53
10.12. Specific Performance.	53
10.13. Disclosure Schedules.	53
10.14. Construction.	53
10.15. Waiver of Jury Trial.	53

ARTICLE XI DEFINITIONS	54

11.1. Certain Definitions.	54

Exhibits and schedules to the Agreement and Plan of Merger have been omitted. The following is a list of omitted exhibits and schedules which Parent agrees to furnish supplementally to the Securities and Exchange Commission upon request.

Exhibits

A	Certificate of Merger
B	Form of Amended and Restated Certificate of Incorporation of the Surviving Corporation
C	Form of Letter of Transmittal
D	Allocation Certificate

Schedules

6.4	Consents
8.3	Duration

Disclosure Schedules

3.1	Corporate Organization
3.3	Consents and Approvals; No Violations
3.4	Company Capital Structure
3.6	Financial Statements; Business Information; Internal Controls
3.7	Absence of Undisclosed Liabilities
3.8	Absence of Certain Changes or Events
3.9	Legal Proceedings, etc.
3.10	Taxes
3.11	Title to Properties and Related Matters
3.12	Intellectual Property; Proprietary Rights; Employee Restrictions
3.13	Contracts
3.14	Employment Matters

[***] Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

3.15	Employee Benefit Plans
3.18	Major Partners
3.19	Insurance
3.20	Brokers; Payments
3.21	Interested Party Transactions
3.22	Bank Accounts; Powers of Attorney
3.28	Accounts Receivable

[***] Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

v

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (the “Agreement”) dated as of April 7, 2011, by and among Marchex, Inc., a Delaware corporation (the “Parent”), Marchex Acquisition Corporation, a Delaware corporation (the “Acquisition Corp.”) and a wholly-owned direct or indirect subsidiary of the Parent, Jingle Networks, Inc., a Delaware corporation (the “Company”) and with respect to ARTICLE II, ARTICLE V and ARTICLE VIII hereof, Chip Hazard (in such capacity, the “Stockholder Representative”).

RECITALS

A. Parent, Acquisition Corp. and the Company intend to effect a merger (the “Merger”) of Acquisition Corp. with and into the Company in accordance with this Agreement and the General Corporation Law of the State of Delaware (the “DGCL”), with the Company to be the surviving corporation of the Merger.

B. The board of directors of the Company has, upon the terms and subject to the conditions set forth herein, unanimously (i) determined that the Merger is fair to, and in the best interests of, the Company and the holders of Company Capital Stock (the “Stockholders”), (ii) approved the execution of this Agreement, the Merger and the other transactions contemplated by this Agreement, and (iii) recommended that the Stockholders adopt and approve this Agreement and the consummation of the other transactions contemplated by this Agreement, and approve the Merger.

C. The boards of directors of the Parent and the Acquisition Corp., and Parent, in its capacity as the sole stockholder of the Acquisition Corp., have, upon the terms and subject to the conditions set forth herein, unanimously approved the execution of this Agreement, the Merger and the consummation of the other transactions contemplated by this Agreement.

NOW, THEREFORE, in consideration of the covenants, promises, representations, warranties and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

THE MERGER

1.1. The Merger. At the Effective Time, and subject to and upon the terms and conditions of this Agreement and the provisions of the DGCL, Acquisition Corp. shall be merged with and into the Company, the separate corporate existence of Acquisition Corp. shall cease, and the Company shall continue as the surviving corporation and as a wholly-owned subsidiary of Parent. The surviving corporation after the Merger is sometimes referred to herein as the “Surviving Corporation.”

[***] Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1.2. Effective Time. The closing of the transactions contemplated by this Agreement (the “Closing”) will take place on the date hereof (the “Closing Date”), at the offices of DLA Piper LLP (US), 33 Arch Street, 26th floor, Boston, Massachusetts 02110, unless another place or date is agreed to by Parent and the Company. The effective time of such Closing for accounting purposes shall be 12:01 a.m. PST on such date. On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing a properly completed and executed Certificate of Merger satisfying the requirements of the DGCL (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL (the time of acceptance by the Secretary of State of the State of Delaware of such filing being referred to herein as the “Effective Time”).

1.3. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all rights and property of the Company and Acquisition Corp. shall vest in the Surviving Corporation, and all debts, obligations, duties and liabilities of the Company and Acquisition Corp. shall become debts, obligations, duties and liabilities of the Surviving Corporation.

1.4. Certificate of Incorporation; By-laws.

(a) At the Effective Time, the Certificate of Incorporation of the Surviving Corporation shall be amended and restated in its entirety in the form of Exhibit B until thereafter amended as provided by applicable Law and such Certificate of Incorporation.

(b) At the Effective Time, the By-laws of Acquisition Corp. shall be the By-laws of the Surviving Corporation until thereafter amended.

1.5. Directors and Officers. At the Effective Time and by virtue of the Merger, the director(s) of Acquisition Corp. immediately prior to the Effective Time shall become the initial director(s) of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation. At the Effective Time and by virtue of the Merger, the officers of the Company immediately prior to the Effective Time shall become the initial officers of the Surviving Corporation, each to hold office in accordance with the By-laws of the Surviving Corporation.

1.6. Tax Consequences. It is intended by the parties hereto that the Merger shall constitute a taxable stock purchase for U.S. federal income tax purposes, and the parties shall not take any action inconsistent with such intent. Except as otherwise provided in Section 5.2(f), Parent and Acquisition Corp. make no representation or warranties to the Company or any holder of Company Capital Stock or Company Options regarding the Tax treatment of the Merger or any transactions contemplated by this Agreement. The Company, holders of Company Capital Stock and holders of Company Options are relying solely on their own Tax advisors in connection with this Agreement, the Merger and the other transactions or agreements contemplated by this Agreement.

[***] Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

ARTICLE II

PAYMENTS AND CLOSING

2.1. Merger Consideration; Effect on Company Capital Stock. The consideration payable by virtue of the Merger to the holders of shares of the Company’s Capital Stock shall consist of the following:

(a) Upfront Consideration. At Closing (i) an amount of cash equal to $16,000,000 (less any prepayments by Parent to the Company) plus the amount of the estimated Net Working Capital as of the Closing Date (the “Preliminary Net Working Capital”) above the Target Net Working Capital (the “Upfront Cash Consideration”) less, without duplication, (a) the estimated amount of any Company Indebtedness outstanding as of the Closing (the “Preliminary Closing Indebtedness”), (b) the amount of the Preliminary Net Working Capital less than the Target Net Working Capital, and (c) the aggregate amount of Acquisition Expenses outstanding as of the Closing (the “Unpaid Acquisition Expenses”); and (ii) that number of shares of Class B common stock, $0.01 par value per share, of the Parent (the “Parent Common Stock”) as shall be obtained by dividing $8,000,000 by the Closing Market Price calculated as of the day prior to Closing (the “Upfront Equity Consideration”). The Upfront Equity Consideration shall be subject to the registration rights provided in ARTICLE IX hereof. The sum of (i) the Upfront Cash Consideration (as adjusted pursuant to clause (i) above), plus (ii) the Upfront Equity Consideration shall constitute the “Upfront Consideration.” The Upfront Cash Consideration to be paid by the Parent at Closing shall be reduced by an amount equal to the Stockholder Representative Escrow Amount.

(b) Future Consideration. Following the Closing, the Parent shall pay (i) $18,000,000 on the first anniversary of the Closing (the “One-Year Payment Date”) and (ii) $18,000,000 on the eighteenth (18) month anniversary of the Closing (the “18-Month Payment Date”) (both such payments, the “Future Consideration”). The sum of (i) the Upfront Consideration, plus (ii) the Future Consideration (plus any increased amounts if payable in shares of Parent Common Stock as provided in this Section 2.1(b)) shall constitute the “Merger Consideration.” Subject to Section 1.6 above, the Future Consideration shall be payable in either cash or shares of Parent Common Stock (valued at the Closing Market Price calculated on the date that is two business days prior to the respective payment date) or some combination thereof, with such allocation to be determined by the Parent and with notice of such allocation given to the Stockholder Representative not less than two (2) business days prior to the date each such payment becomes due. The Future Consideration shall not exceed $36,000,000 in the aggregate, subject to this Section 2.1(b) and Section 2.6 below; provided, however, that in the event Parent elects to make one or both payments of Future Consideration in whole or in part by the issuance of shares of Parent Common Stock, the amount payable in shares of Parent Common Stock shall be increased by five percent (5%). For example, if Parent elects to pay $18,000,000 of the Future Consideration by the issuance of shares of Parent Common Stock, the amount payable shall be increased by $900,000 (i.e., $18,000,000 multiplied by 5%). Parent may only elect to pay the

[***] Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Future Consideration by the issuance of shares of Parent Common Stock if at the time of such issuance (i) there is in place an effective re-sale shelf registration statement covering any sale of such Parent Common Stock by the Stockholders and (ii) the Parent Common Stock is at the time listed on the Nasdaq Global Select Market or any comparable market or exchange and not subject to any pending delisting proceedings. Parent shall also use commercially reasonable best efforts to otherwise facilitate the resale of such shares to the extent permissible under SEC rules. Notwithstanding the foregoing, in the event of a Change of Control of Parent during the eighteen (18) month period following the Closing, the Parent’s obligation to pay any unpaid Future Consideration shall accelerate and such Future Consideration shall be paid in full in cash upon the consummation of such Change of Control.

(c) Effect on Company Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Acquisition Corp., the Company or the Stockholders:

(i) each share of Company Capital Stock held in the treasury of the Company at the Effective Time shall be cancelled and extinguished without any conversion thereof, and no payment or distribution shall be made with respect thereto;

(ii) each share of Company Preferred Stock issued and outstanding at the Effective Time (other than any shares of Company Preferred Stock to be cancelled pursuant to Section 2.1(c)(i) and any Dissenting Shares) shall be cancelled, extinguished and converted into the right to receive pursuant to Section 2.3 an amount in cash, without interest, and shares of Parent Common Stock (a) at Closing, equal to the Company Preferred Stock Closing Per Share Consideration, (b) at the One-Year Payment Date, equal to the Company Preferred Stock One-Year Per Share Consideration and (c) at the 18-Month Payment Date, equal to the Company Preferred Stock 18-Month Per Share Consideration;

(iii) each share of Company Common Stock issued and outstanding at the Effective Time (other than any shares of Company Common Stock to be cancelled pursuant to Section 2.1(c)(i) and any Dissenting Shares) shall be cancelled, extinguished and converted into the right to receive pursuant to Section 2.3 an amount in cash, without interest, and shares of Parent Common Stock (a) at Closing, equal to the Company Common Stock Closing Per Share Consideration, (b) at the One-Year Payment Date, equal to the Company Common Stock One-Year Per Share Consideration and (c) at the 18-month Payment Date, equal to the Company Common Stock 18-Month Per Share Consideration;

(iv) each Company Option outstanding immediately prior to the Effective Time, shall be fully accelerated and will vest as of the Effective Time and shall be cancelled and such holders of the Company Options shall be entitled to receive, and the Parent shall be obligated to pay at the next scheduled payroll date, an amount in cash without interest, equal to the Per Option Consideration. In connection with the cancellation of all such Company Options, the Company shall withhold such amounts as it is required to withhold as provided in Section 2.1(e) hereof;

[***] Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(v) each Company Warrant shall be cancelled at the Effective Time without the payment of any consideration therefor, and shall be of no further force and effect, without any assumption thereof; and

(vi) each outstanding share of Company Restricted Stock shall fully vest and all forfeiture provisions shall lapse immediately prior to the Effective Time.

(d) Allocation Certificate. Prior to the Closing Date, the Company delivered to Parent a certificate (the “Allocation Certificate”) of the Company signed by the Chief Executive Officer and the Chief Financial Officer of the Company and attached hereto as Exhibit D, in each case estimating as of the Closing:

(i) the Preliminary Closing Indebtedness, together with a description and the amount of each element thereof;

(ii) the Preliminary Net Working Capital, together with a description and the amount of each element thereof;

(iii) the aggregate Unpaid Acquisition Expenses, together with a description and the amount of each element thereof; and

(iv) the Company’s calculation of each of (A) the Company Common Stock Closing Per Share Consideration, (B) the Company Common Stock One-Year Per Share Consideration, (C) the Company Common Stock 18-Month Per Share Consideration, (D) the Company Preferred Stock Closing Per Share Consideration, (E) the Company Preferred Stock One-Year Per Share Consideration, (F) the Company Preferred Stock 18-Month Per Share Consideration, and (G) the Per Option Consideration.

Subject to any post-Closing adjustment to the Future Consideration pursuant to Section 2.6 hereof, the Allocation Certificate shall be deemed the definitive calculation of the Merger Consideration payable to the Stockholders in connection with the Merger and the disbursement thereof.

(e) Withholding Rights; Deductions from Merger Consideration. Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from any payment to any Person under this Agreement or any related agreements (i) such amounts as it is required to deduct and withhold with respect to the making of such payment or any other Tax withholding obligation with respect to the Merger, the cash out of stock options, the vesting of restricted stock and any retention and/or acquisition related bonuses under the Code or any provision of applicable Tax Law. To the extent that amounts are so withheld or deducted by the Surviving Corporation or by Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made by the Surviving Corporation or by Parent, as the case may

[***] Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

be. Parent or the Surviving Corporation, as the case may be, shall pay over to the appropriate Tax Authority amounts withheld under clause (i) above.

(f) No Further Ownership Rights in Company Capital Stock. The cash amounts and share amounts, if any, paid or payable upon the surrender for exchange of shares of Company Capital Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Capital Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Capital Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this ARTICLE II.

(g) Capital Stock of Acquisition Corp. Each share of common stock of Acquisition Corp. issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation. Each stock certificate of Acquisition Corp. evidencing ownership of any such shares shall continue to evidence ownership of such shares of common stock of the Surviving Corporation.

(h) No Fractional Securities. No fractional shares of Parent Common Stock shall be issuable by Parent as Merger Consideration pursuant to Section 2.1 hereof. In lieu of any fractional shares each holder of Company Capital Stock who would have otherwise been entitled to receive a fraction of a share of Parent Common Stock shall be entitled to receive instead an amount in cash equal to such fraction multiplied by the Closing Market Price (calculated in accordance with the relevant provision contained in Section 2.1).

2.2. Dissenting Shares.

(a) Notwithstanding any provision of this Agreement to the contrary, any shares of Company Capital Stock held by a Stockholder who demands and perfects appraisal rights for such shares in accordance with the DGCL and who, as of the Effective Time, has not effectively withdrawn or lost such appraisal rights (collectively, “Dissenting Shares”), shall not be converted into or represent the right to receive any portion of the Merger Consideration pursuant to Section 2.1, but the holder thereof shall only be entitled to such rights as are granted by the DGCL.

(b) If any Stockholder who holds Dissenting Shares as of the Effective Time effectively withdraws or loses (through passage of time, failure to demand or perfect, or otherwise) the right to demand and perfect appraisal rights under the DGCL, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares that were Dissenting Shares shall automatically be converted into and represent only the right to receive a portion of the Merger Consideration pursuant to and subject to Section 2.1 without interest thereon upon surrender of the certificate representing such shares.

[***] Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(c) The Company shall give Parent (i) prompt written notice of any demands for appraisal of any shares of Company Capital Stock, withdrawals of such demands, and any other instruments or notices served pursuant to the DGCL on the Company and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, voluntarily make or agree to make any payment with respect to any demands for appraisal of Company Capital Stock, or settle or offer to settle any such demands.

2.3. Surrender of Certificates.

(a) Exchange Procedures. To receive the Merger Consideration, each Stockholder of record of a certificate or certificates (the “Certificates”) that immediately prior to the Effective Time will represent outstanding shares of Company Capital Stock must execute and deliver to Parent a letter of transmittal (the “Letter of Transmittal”) which shall be in the form of Exhibit C. Following the Effective Time and upon delivery to the Parent of a duly completed and executed Letter of Transmittal, together with surrender of a Certificate (or Certificates) for cancellation, each Stockholder shall receive in exchange therefor the Merger Consideration to which such Stockholder is entitled pursuant to Section 2.1 and the Certificate(s) so surrendered shall be canceled. Following the Effective Time, until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented shares of Company Capital Stock will be deemed from and after the Effective Time, for all corporate purposes, to evidence only the right to receive the portion of Merger Consideration as provided in this ARTICLE II.

(b) No Liability. Notwithstanding anything to the contrary in this Section 2.3, none of the Parent, the Surviving Corporation or any party hereto shall be liable for any amount properly paid to a public official in compliance with any applicable abandoned property, escheat or similar Law.

(c) Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Parent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the Stockholder thereof, the Merger Consideration required pursuant to Section 2.1; provided, however, that Parent may, in its discretion and as a condition precedent to the payment thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may direct as indemnity or to otherwise agree to provide an indemnity reasonably acceptable to Parent against any claim that may be made against Parent or the Surviving Corporation with respect to the Certificates alleged to have been lost, stolen or destroyed.

2.4. Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Acquisition Corp., the officers and directors of Parent, the Company and Acquisition Corp. are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

[***] Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

2.5. Closing Payments.

(a) Preliminary Closing Indebtedness; Unpaid Acquisition Expenses. At the Closing, the Parent shall pay (or cause to be paid), by wire transfer of immediately available funds, the Preliminary Closing Indebtedness and the Unpaid Acquisition Expenses, in each case, pursuant to wire instructions provided to the Parent by the Stockholder Representative at least one business day prior to the Closing Date.

(b) Stockholder Representative Escrow Amount. At the Closing, amounts equal to each Stockholder’s Pro Rata Percentage of the Stockholder Representative Escrow Amount shall be withheld from the Upfront Cash Consideration otherwise payable to such Stockholder and shall be deposited by the Parent with the Escrow Agent. Following the Closing, the Stockholder Representative Escrow Amount shall be distributed to the Stockholder Representative and/or the Stockholders in accordance with the terms of this Agreement and the Escrow Agreement. The Stockholder Representative Escrow Amount, as adjusted from time to time, together with any interest earned thereon, shall be referred to as the “Stockholder Representative Escrow Fund.”

2.6. Working Capital and Indebtedness Adjustment.

(a) Final Net Working Capital and Indebtedness.

(i) Within sixty (60) days following the Closing, the Parent shall prepare and deliver to the Stockholder Representative a statement (the “Final Net Working Capital and Indebtedness Schedule”) setting forth, along with a reasonably detailed explanation of the calculations thereof, the Net Working Capital as of the Closing Date (the “Closing Net Working Capital”) and Indebtedness as of the Closing (the “Closing Indebtedness”). In connection with each of the calculations performed by the Parent, the Parent shall deliver to and furnish the Stockholder Representative any supporting or underlying documentation pertinent thereto as may be reasonably requested by the Stockholder Representative.

(ii) If the Stockholder Representative disagrees with such determination, the Stockholder Representative shall notify the Parent on or before the date fifteen (15) days after the date on which the Parent delivers to the Stockholder Representative such statement of the Final Net Working Capital and Indebtedness Schedule. The Parent and the Stockholder Representative shall attempt to resolve any such disagreements in good faith. If any such disagreement is resolved, the determination and calculations set forth in the Final Net Working Capital and Indebtedness Schedule shall be final, as amended to reflect the resolution of the dispute, and shall be binding on the parties. If the Parent and the Stockholder Representative are unable to resolve all such disagreements on or before the date fifteen (15) days following notification by the Stockholder Representative of any such disagreements, the Parent shall retain a nationally recognized independent public accounting firm (such accounting firm being referred to as the “Final Accounting Firm”), to resolve all such disagreements, who shall adjudicate only those items still in dispute with respect to the Final Net Working Capital and Indebtedness Schedule.

[***] Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(iii) The Final Accounting Firm shall offer the Parent and the Stockholder Representative the opportunity to provide written submissions regarding their positions on the disputed matters, which written submissions shall be provided to the Final Accounting Firm, if at all, no later than ten (10) days after the date of referral of the disputed matters to the Final Accounting Firm. The determination of the Final Accounting Firm shall be based solely on the written submissions by the Parent and the Stockholder Representative and their respective representatives and shall not be by independent review. The Final Accounting Firm shall deliver a written report resolving only the disputed matters and setting forth the basis for such resolution within twenty (20) days after the Parent and the Stockholder Representative submit in writing (or have had the opportunity to submit in writing but have not submitted) their positions as to the disputed items. In preparing its report, the Final Accounting Firm shall not assign a value to any disputed amount other than one submitted by the Parent, on the one hand, or the Stockholder Representative, on the other hand and shall assign whichever such value it determines to be closest to the actual amount. The determination of the Final Accounting Firm with respect to the correctness of each matter in dispute shall be in accordance with this Agreement and shall be final and binding on the parties. The fees, costs and expenses of the Final Accounting Firm shall be borne entirely by the party as to whom there is a negative adjustment overall with respect to matters submitted to the Final Accounting Firm as compared to its position on such disputed amounts. The Final Accounting Firm shall conduct its determination activities in a manner wherein all materials submitted to it are held in confidence and shall not be disclosed to third parties. The parties hereto agree that judgment may be entered upon the determination of the Final Accounting Firm in any court having jurisdiction over the party against which such determination is to be enforced.

(b) If the sum of (i) the Closing Indebtedness and (ii) the amount by which the Closing Net Working Capital is greater or less than the Target Net Working Capital, in each case as finally determined pursuant to Section 2.6(a), is greater or less than the sum of (x) the Preliminary Closing Indebtedness and (y) the amount by which the Preliminary Net Working Capital is greater or less than the Target Net Working Capital, then the Future Consideration payable at the One-Year Payment Date will be increased or reduced dollar for dollar to the extent of any such amount.

2.7. Right of Offset. The Parent shall have the right to offset the Future Consideration payable pursuant to Section 2.1 by any amounts owing to the Parent from (i) the Company and (ii) the Stockholders pursuant to Article VIII hereof.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Parent and the Acquisition Corp. as set forth below, subject to the exceptions set forth in the disclosure schedules hereto (the “Company

[***] Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Disclosure Schedules”), the section numbers and letters of which correspond to the section and subsection numbers and letters of this Agreement.

3.1. Corporate Organization. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Company has all requisite corporate power and authority to own, operate and lease the properties and assets it now owns, operates and leases and to carry on the Company’s business as presently conducted. The Company is duly qualified to transact business as a foreign corporation and is in good standing in the jurisdictions set forth in Schedule 3.1 hereto, which are the only jurisdictions where such qualification is required by reason of the nature of the properties and assets currently owned, operated or leased by it or the business currently conducted by it, except for such jurisdictions where the failure to be so qualified and in good standing as would not have a Company Material Adverse Effect. The Company has delivered or made available to the Parent complete and correct copies of the certification of incorporation of the Company (certified by the Secretary of State for the State of Delaware as of a recent date) and the by-laws of the Company as in effect on the date hereof (and any amendments thereto).

3.2. Authorization. The Company has full corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly approved by the Board of Directors of the Company and adopted by the Stockholders and no other proceeding on the part of the Company is necessary to approve and authorize the execution and delivery of this Agreement or (subject to the filing of the Certificate of Merger pursuant to the DGCL) the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding agreement of the Company enforceable in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other Laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in Law or in equity.

3.3. Consents and Approvals; No Violations. Except as set forth on Schedule 3.3 and subject to the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, will not: (i) violate or conflict with any provision of the certificate of incorporation or by-laws, or other constitutive documents of the Company; (ii) breach, violate or constitute an event of default (or an event which with the lapse of time or the giving of notice or both would constitute an event of default) under, give rise to any right of termination, cancellation, modification or acceleration under, or require any consent or the giving of any notice under, any note, bond, indenture, mortgage, security agreement, lease, license, franchise, permit, agreement or other instrument or obligation to which the Company is a party, or by which the Company or any of its respective properties or assets may be bound or result in the creation of any lien, claim or encumbrance or other right of any third party of any

[***] Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

kind whatsoever upon the properties or assets of the Company pursuant to the terms of any such instrument or obligation; (iii) violate or conflict with any Law, statute, ordinance, code, rule, regulation, judgment, order, writ, injunction, decree or other instrument of any federal, state, local or foreign court or governmental or regulatory body, agency, association, organization or authority applicable to the Company or by which its respective properties or assets may be bound, except for such violations and conflicts which would not have a Company Material Adverse Effect; or (iv) require, on the part of the Company, any filing or registration with, or permit, license, exemption, consent, authorization or approval of, or the giving of any notice to, any governmental or regulatory body, agency or authority, other than any filing, registration, permit, license, exemption, consent, authorization, approval or notice which if not obtained would not have a Company Material Adverse Effect.

3.4. Company Capital Structure.

(a) The authorized capital stock of the Company consists of 55,000,000 shares of Common Stock, $0.001 par value per share (“Company Common Stock”), of which 30,000,008 shares are issued and outstanding and 17,500,000 shares of Preferred Stock, $0.001 par value per share (“Company Preferred Stock” and together with Company Common Stock, “Company Capital Stock”), all of which are designated as “Series 1 Convertible Preferred Stock,” of which 16,877,834 shares are issued and outstanding. The Company does not have any other shares of preferred stock or any other shares of capital stock authorized, issued or outstanding. The Company Capital Stock is held of record and to the Company’s knowledge, beneficially by the Persons in the amounts and represented by the certificates set forth on Schedule 3.4(a). All outstanding shares of Company Capital Stock have been duly authorized and validly issued and are fully paid, non-assessable and not subject to preemptive rights or similar rights created by statute, the Company’s certificate of incorporation, by-laws or any agreement or document to which the Company is a party or by which it is bound, and have been offered, sold, issued and delivered by the Company in all material respects in compliance with all applicable Laws, including federal and state corporate and securities Laws. There are no declared or accrued but unpaid dividends with respect to any shares of Company Capital Stock, except as set forth in the Company’s Certificate of Incorporation. Except as set forth above, as of the date of this Agreement no shares of Company Capital Stock, other equity securities, partnership interests or similar ownership interests or other voting securities of the Company or any securities exchangeable or convertible into or exercisable for such capital stock, other equity securities, partnership interests or similar ownership interests or other voting securities of the Company, were issued, reserved for issuance or outstanding. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which Stockholders of the Company may vote. Except as set forth on Schedule 3.4(a), the Company has not since December 15, 2009, repurchased, redeemed or otherwise acquired or caused the repurchase, redemption or acquisition of any shares of Company Capital Stock or other securities of the Company, and there are no amounts owed or which may be owed to any person by the Company as a result of any repurchase, redemption or acquisition of any shares of Company Capital Stock or other

[***] Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

securities of the Company. There is no claim or basis for such a claim to any portion of the Merger Consideration except as provided in the Allocation Certificate by any current or former stockholder, option holder or warrant holder of the Company, or any other Person.

(i) Except for the Company’s 2005 Incentive Plan (the “Company Incentive Plan”) and the Company’s Executive Change of Control Incentive Plan, effective as of November 19, 2008 and the Company’s Second Executive Change of Control Incentive Plan effective as of August 13, 2009, as amended on October 2010 (together, the “Company Change of Control Plans” and, together with the Company Incentive Plan, the “Company Plans”) the Company does not sponsor or maintain any option plan or any other similar plan or arrangement providing for equity compensation to any Person. The Company Plans have been duly authorized, approved and adopted by the Company’s Board of Directors and the Stockholders and are in full force and effect. The Company has reserved for issuance to Employees of and directors, consultants and advisors to the Company 6,900,000 shares of Company Common Stock under the Company Incentive Plan, of which options to purchase 239,000 shares of Company Common Stock have been granted and are outstanding (each, a “Company Option”) and of which 985,000 shares of restricted Company Common Stock (“Company Restricted Stock”) and 3,375,000 shares of unrestricted Company Common Stock (“Company Unrestricted Stock”) have been granted and are outstanding pursuant to the Company Incentive Plan, provided that no certificates have been issued by the Company for the Company Restricted Stock and the Company Unrestricted Stock. All outstanding Company Options, Company Restricted Stock and Company Unrestricted Stock have been offered, issued and delivered by the Company in all material respects in compliance with all applicable Laws, including federal and state corporate and securities Laws, and in compliance with the terms and conditions of the Company Incentive Plan. Schedule 3.4(a)(i) sets forth for each outstanding Company Option, the name of the holder of such option, an indication of whether such holder is an Employee of the Company, the date of grant or issuance of such option, the number of shares of Company Common Stock subject to such option, the exercise price of such option, and whether such Company Option is or is not an incentive stock option as defined in Section 422 of the Code.

(ii) The Company has no outstanding warrants for the purchase of Company Capital Stock.

(iii) Except for the Company Options, Company Restricted Stock and Company Unrestricted Stock, there are no Company Stock Rights or agreements of any character, written or oral, obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any Company Capital Stock or equity or other ownership interest of the Company or obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such Company Stock Right. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to the Company.

(b) Except for the Seventh Amended and Restated Investors Rights Agreement dated as of December 17, 2009 between the Company and the Investors (as defined therein), the

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Seventh Amended and Restated Voting Agreement dated as of December 17, 2009 between the Company and the Stockholders (as defined therein) and the Seventh Amended and Restated Right of First Offer and Co-Sale Agreement dated as of December 17, 2009 between the Company and the Investors (as defined therein) (collectively, the “Investor Agreements”) there are no (i) voting trusts, proxies, or other agreements with respect to the voting stock of the Company to which the Company is a party, by which the Company is bound, or of which the Company has knowledge, or (ii) agreements or understandings to which the Company is a party, by which the Company is bound, or of which the Company has knowledge relating to the registration, sale or transfer (including agreements relating to rights of first refusal, “co-sale” rights or “drag-along” rights) of any shares of Company Capital Stock. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby does not implicate any rights or obligations under the Investor Agreements that have not been complied with or waived. The holders of shares of Company Capital Stock and Company Stock Rights have been or will be properly given, or shall have properly waived, any required notice prior to the transactions contemplated therein.

3.5. Subsidiaries. The Company does not have any subsidiaries and does not own or hold, of record and/or beneficially, directly or indirectly, any shares of any class of the capital stock of any corporation or any legal and/or beneficial interests in any partnerships, limited liability companies, business trusts or joint ventures or in any unincorporated trade or business enterprises.

3.6. Financial Statements; Business Information; Internal Controls.

(a) Attached hereto as Schedule 3.6(a) are (i) the audited balance sheets of the Company as of December 31, 2008 and December 31, 2009 and the statements of operations and cash flow for the fiscal years then ended (the “Audited Financial Statements”), (ii) the unaudited balance sheet of the Company as of December 31, 2010 and the statements of operations and cash flow of the Company for the fiscal year then ended (the “Unaudited Financial Statements”), and (iii) the unaudited balance sheet of the Company as of February 28, 2011 (the “Balance Sheet”) and the statements of operations and cash flow of the Company for the two (2) month period then ended (the “Interim Financial Statements,” and together with the Unaudited Financial Statements and the Audited Financial Statements, the “Financial Statements”). The Financial Statements (i) have been prepared from the books and records of the Company, (ii) have been prepared in accordance with GAAP consistently applied during the periods covered thereby (except as may be indicated therein or in the notes or schedules thereto), and (iii) present fairly in all material respects the financial condition and results of operations of the Company as at the dates, and for the periods, stated therein, except that the Interim Financial Statements do not include footnote disclosures and are subject to normal year-end adjustments which will not be individually or in the aggregate material in amount or effect. For the purposes of this Agreement, “GAAP” shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting

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Standards Board and rules promulgated by the SEC and its related interpretations or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

(b) Schedule 3.6(b) attached hereto sets forth certain statistics regarding the Company’s business including, but not limited to, information related to the Company’s products, services and websites such as (i) approximate number of calls, (ii) approximate number of call minutes, (iii) approximate average length of calls, (iv) number of installed applications and (v) approximate number of unique calls, in each case, for the months of December, 2010 and January and February, 2011 (collectively, the “Data”) which are true and correct in all material respects as of the dates stated in the schedule.

(c) To the Company’s knowledge, the Company has not directly or indirectly installed, imbedded or derived any traffic from any Spyware or Malware Software sources.

(d) The Company has in place systems and processes that are: (i) designed to (x) provide reasonable assurances regarding the reliability of the Financial Statements, and (y) in a timely manner accumulate and communicate to the Company’s principal executive officer and principal financial officer the type of information that would be required to be disclosed in the Financial Statements; (ii) to the Company’s knowledge, customary and adequate for a company at the same stage of development as the Company. To the Company’s knowledge, there have been no instances of fraud, whether or not material, which occurred during any period covered by the Financial Statements.

(e) To the Company’s knowledge, no Employee has provided information to any Governmental Entity regarding the commission of any crime or violation of any Law applicable to the Company or any part of its respective operations.

(f) During the period covered by the Financial Statements, to the Company’s knowledge, the Company’s external auditor was independent of the Company’s and its management. Schedule 3.6(f) lists each written report by the Company’s external auditors to the Company’s board of directors, or any committee thereof, or the Company’s management concerning any of the following and pertaining to any period covered by the Financial Statements: critical accounting policies; its internal controls; significant accounting estimates or judgments; alternative accounting treatments; and any required communications with the Company’s board of directors, or any committee thereof, or with management of the Company. The Company’s revenue recognition policy is consistent with GAAP.

3.7. Absence of Undisclosed Liabilities. Except as set forth on Schedule 3.7 hereto or otherwise disclosed in the Company Disclosure Schedules, the Company’s business is neither liable for nor subject to any Liability except for (i) those Liabilities reflected or reserved against on the Financial Statements and not previously paid or discharged, (ii) contractual and other Liabilities incurred in the ordinary course of business which are not required by GAAP to be reflected on a balance sheet, which would not individually or collectively result in a Company

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Material Adverse Effect, and (iii) those Liabilities which have arisen since the date of the Balance Sheet in the ordinary course of business, which would not individually or collectively result in a Company Material Adverse Effect.

3.8. Absence of Certain Changes or Events. Except as set forth on Schedule 3.8 hereto, since December 31, 2010, the Company has carried on the Company’s business in all material respects in the ordinary course and consistent with past practice. Except as set forth on Schedule 3.8 or as set forth or reserved against in the Balance Sheet, since December 31, 2010, the Company has not: (i) incurred any material obligation or Liability (whether absolute, accrued, contingent or otherwise) except in the ordinary course of the Company’s business and consistent with past practice; (ii) experienced any Company Material Adverse Effect; (iii) made any change in accounting principle or practice or in its method of applying any such principle or practice; (iv) suffered any material damage, destruction or loss, whether or not covered by insurance, affecting its properties, assets or the Company’s business; (v) mortgaged, pledged or subjected to any lien, charge or other encumbrance, or granted to third parties any rights in, any of its properties or assets, tangible or intangible; (vi) sold or transferred any of its material assets, except in the ordinary course of business and consistent with past practice, or canceled or compromised any debts or waived any claims or rights of a material nature; (vii) issued any additional Company securities, other equity securities, partnership interests or similar equity interests, or any rights, options or warrants to purchase, or securities convertible into or exchangeable for, Company securities; (viii) repurchased or redeemed any Company securities; (ix) terminated, amended or waived with respect to any material contract, any material right, except in the ordinary course of business and consistent with past practice; (x) granted any general or specific increase in the compensation payable or to become payable to any of its Employees or any bonus or service award or other like benefit, or instituted, increased, augmented or improved any Company Employee Plan; or (xi) entered into any agreement to do any of the foregoing.

3.9. Legal Proceedings, etc. Except as set forth on Schedule 3.9, there are no suits, actions, claims, proceedings (including, without limitation, arbitral or administrative proceedings) or investigations pending or, to the knowledge of the Company, threatened against the Company, any of its respective properties, assets or the Company’s business or, to the knowledge of the Company, pending or threatened against any of the officers, directors, partners, managers, employees, agents or consultants of the Company in connection with the Company’s business. There are no such suits, actions, claims, proceedings or investigations pending against the Company or, to the knowledge of the Company, threatened against the Company challenging the validity or propriety of the transactions contemplated by this Agreement. There is no judgment, order, injunction, decree or award (whether issued by a court, an arbitrator or an administrative agency) to which the Company is a party, or involving the properties, assets or the Company’s business, which is unsatisfied or which requires continuing compliance therewith by the Company. Schedule 3.9 hereto sets forth all settlements, judgments, orders, injunctions, decrees and awards entered into or imposed which the Company is a party to or by which the Company is bound, and the Company is and has been at all times in material compliance with the

[***] Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

terms of such settlements, judgments, orders, injunctions, decrees and awards. Schedule 3.9 hereto sets forth all suits, actions, claims, proceedings or investigations regarding any equity security of the Company which the Company has been involved in or received notice of since January 1, 2006.

3.10. Taxes.

(a) Tax Returns.

(i) The Company has timely filed all Tax Returns required to be filed by the Company on or prior to the date hereof. All such Tax Returns have been accurately and completely prepared in all material respects in compliance with all applicable Laws. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return. The Company has previously provided or made available to Parent true and correct copies of all income Tax Returns and all other material Tax Returns filed by the Company for taxable years beginning on or after January 1, 2006. Notwithstanding anything contained herein or in the Disclosure Schedules, the Company is making no representation or warranty as to the amount of net operating losses or other Tax attributes of the Company, except to the extent it affects the Company’s current liability for Taxes due with respect to any income Tax Return filed by the Company on or prior to the date hereof.

(ii) Schedule 3.10(a)(ii) attached hereto sets forth each jurisdiction in which the Company files, or is required to file or has been required to file a Tax Return or is or has been liable for Taxes on a “nexus” basis. No claim has ever been made in writing by any Tax Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to Tax in that jurisdiction. The Company is not, and has never been, subject to Tax in any country other than the United States by virtue of having a permanent establishment or fixed place of business in that country.

(iii) The Company has not entered into any “listed transactions” as defined in Treasury Regulation 1.6011-4(b)(2).

(b) Tax Payments and Accruals. The Company has, in a timely manner, paid all Taxes which are due and payable by the Company, whether or not shown as due on any Tax Return, except to the extent the Company has established adequate reserves in accordance with GAAP (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) on the Balance Sheet for such Taxes. The Company will establish, in the ordinary course of business and consistent with its past practices, any reserves necessary for the payment of all Taxes of the Company for the period from date of the Balance Sheet through the Closing Date.

(c) Audits; Deficiencies; Waivers; Liens. The Company has not received written notice of any claims, audits, actions, suits, investigations or proceedings currently pending against the Company by any Tax Authority for the assessment or collection of Taxes. No power

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of attorney has been granted by the Company that is currently in force with respect to any matter relating to Taxes. Any Taxes that have been claimed or imposed as a result of any examinations of any Tax Return of the Company by any Tax Authority have been paid or are being contested in good faith and have been disclosed in writing to the Parent. The Company has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency, or the collection of any Tax, which remains outstanding. There are no liens for Taxes on any of the assets of the Company except for Permitted Liens.

(d) Liability for Other Person’s Taxes. The Company has never been a member of an affiliated group of companies filing consolidated United States federal income Tax Returns or a member of any other group of companies filing consolidated, combined or unitary state, local or foreign income Tax Return. The Company does not have any Liability for Taxes of any Person (other than the Company) as a result of being a member of any affiliated, consolidated, combined unitary or similar group under Treasury Regulation 1.1502-6 (or any similar provision of state, local or foreign Law) or as a transferee or successor. The Company has no material Tax liability under any Tax sharing agreement.

(e) Withholding. The Company has withheld all Taxes from its respective employees, agents and other Persons required to be withheld, and has complied with all information reporting, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party.

(f) Rulings; Correspondence; Agreements. The Company has not received any written ruling of a Tax Authority relating to Taxes or entered in any written and legally binding agreement with a Tax Authority relating to Taxes, including any closing agreements under Section 7121 of the Code. The Company has delivered or made available to the Parent for inspection true and complete copies of all private letter rulings, revenue agent reports, information document requests, audit reports, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests and any similar documents submitted by, received by or agreed to by or on behalf of the Company relating to Taxes for all taxable periods for which the applicable statute of limitations has not yet expired.

(g) Excess Parachute Payments; Deferred Compensation. The Company has not made any payments, is not obligated to make any payment, and is not a party to any agreement, contract, arrangement or plan that under any circumstances could obligate it to make any payment that will not be deductible under Section 280G of the Code, or that would be subject to an excise Tax under Section 4999 of the Code (excluding any payments made by the Parent or the Company following the Closing). Each plan, program, arrangement or agreement that constitutes in part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code is identified as such on Schedule 3.10(g). Since December 31, 2004, each plan, program, arrangement or agreement identified or required to be identified on Schedule 3.10(g) has been operated and maintained in a good faith, reasonable interpretation of Section

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409A of the Code and its purpose with respect to amounts deferred (within the meaning of Section 409A of the Code) and since January 1, 2008 has been operated and maintained in compliance with Section 409A of the Code.

(h) Foreign Tax Matters. The Company has not participated in or cooperated with an “international boycott” within the meaning of Section 999 of the Code. The Company has proper receipts, within the meaning of Treasury Regulation Section 1.905-2 for any foreign Tax that has been or in the future may be claimed as a foreign tax credit for United States federal income tax purposes. The Company is not a party to any “gain recognition agreement” under Section 367 of the Code.

(i) Timing Items Affecting Post-Closing Periods. The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting for a taxable period ending on or prior to the Closing Date made on or before the Closing Date; (B) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (C) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code; (D) installment sale or open transaction disposition made on or prior to the Closing Date; (E) prepaid amount received on or prior to the Closing Date; or (F) election pursuant to Section 108(i) of the Code made on or before the Closing Date.

3.11. Title to Properties and Related Matters.

(a) The Company has good and marketable title to all personal property, tangible or intangible, which the Company purports to own, including the properties reflected on the Balance Sheet or acquired after the date thereof (other than properties and assets sold or otherwise disposed of in the ordinary course of business and consistent with past practice since December 31, 2010), free and clear of any claims, liens, pledges, security interests or encumbrances of any kind whatsoever, other than (i) purchase money security interests and common law vendor’s liens, in each case for goods purchased on open account in the ordinary course of business and having a fair market value of less than $20,000 in each individual case, (ii) liens for Taxes not yet due and payable or being contested in good faith, and (iii) Permitted Liens. Collectively, such property, the Company Intellectual Property disclosed on Schedule 3.12 and property leased by the Company and set forth on Schedule 3.11(d) constitute all property, tangible or intangible, necessary to conduct the business of the Company as presently conducted.

(b) The Company does not own any real property or any interest in real property.

(c) Schedule 3.11(c) hereto sets forth a list, which is correct and complete in all material respects, of all equipment, machinery, instruments, vehicles, furniture, fixtures and other items of personal property currently owned or leased by the Company with a book value in

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each case of $10,000 or more. Except as set forth on Schedule 3.11(c) hereto, all such personal property is in suitable operating condition (ordinary and reasonable wear and tear excepted) for its current purpose and use and is physically located in or about one of the places of business of the Company and is owned by the Company or is leased by the Company under one of the leases set forth in Schedule 3.11(d) hereto. None of such personal property is subject to any agreement or commitment for its use by any person other than the Company. The maintenance and operation of such personal property has been in conformance with all applicable material Laws and regulations. To the Company’s knowledge, there are no assets leased by the Company or used in the operation of the Company that are owned, directly or indirectly, by any Related Person. For the purposes hereof, “Related Person” shall mean any of the following (i) the Stockholders; (ii) the spouses and children of any of the Stockholders (collectively, “Near Relatives”); (iii) any trust for the benefit of any of the Stockholders or any of their respective Near Relatives; or (iv) any corporation, partnership, joint venture or other entity or enterprise owned or controlled by the Stockholders or by any of their respective Near Relatives.

(d) Schedule 3.11(d) sets forth a complete and correct list of all real property and personal property leases to which the Company is a party. The Company has delivered or made available to the Parent complete and correct copies of each lease (and any amendments or supplements thereto) listed in Schedule 3.11(d) hereto. Except as set forth on Schedule 3.11(d) hereto, (i) each such lease is valid and binding, and in full force and effect against the Company and to the Company’s knowledge, against the other party thereto; except to the extent that applicable bankruptcy, reorganization, insolvency, moratorium or other Laws affecting the enforcement of creditors’ rights may affect such validity or enforceability, (ii) the Company nor any other party, to the Company’s knowledge, is in material default under any such lease, and no event has occurred which constitutes, or with the lapse of time or the giving of notice or both would constitute, a material default by the Company or to the knowledge of the Company, a material default by any other party under such lease; (iii) to the knowledge of the Company, there are no disputes or disagreements between the Company and any other party with respect to any such lease; and (iv) except as set forth on Schedule 3.11(d), there is no requirement under any such lease that the Company either obtain the lessor’s consent to, or notify the lessor of, the consummation of the transactions contemplated by this Agreement.

3.12. Intellectual Property; Proprietary Rights; Employee Restrictions.

(a) Set forth on Schedule 3.12(a) hereto is a list of all Company Intellectual Property or other Intellectual Property required to operate the Company’s business as currently conducted (other than Generally Available Software). True and correct copies of all licenses, assignments and releases relating to such Intellectual Property have been provided or made available to the Parent prior to the date hereof, all of which are valid and binding agreements of the Company, and to the Company’s Knowledge to the other parties thereto, enforceable in accordance with their terms. The Company owns and has good and exclusive right, title and interest to, or (i) has exclusive license to, each item of Company Intellectual Property and (ii) has non-exclusive license to other Intellectual Property required to operate the Company’s business as currently

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conducted, free and clear of any lien or encumbrance; and all such Intellectual Property rights are in full force and effect. The Company is the exclusive owner of all trademarks and trade names used in connection with the operation of the Company’s business as currently conducted, including the sale of any products or the provision of any services by Company. The Company owns exclusively, and has good title to, all copyrighted works that are Company products or which the Company otherwise expressly purports to own. No university, government agency (whether federal or state) or other organization has sponsored research and development conducted by the Company or has any claim of right to or ownership of or other encumbrance upon the Intellectual Property rights of the Company.

(b) Except as set forth on Schedule 3.12(b) or as provided in the agreements set forth on Schedule 3.12(a) hereto, no Company Intellectual Property or product or service of the Company is subject to any proceeding or outstanding decree, order, judgment, contract, license, agreement, or stipulation restricting in any manner the use, transfer, or licensing thereof by the Company or which may affect the validity, use or enforceability of such Company Intellectual Property.

(c) All patents, patent applications, trademarks, service marks, copyrights, mask work rights and domain names of the Company have been duly registered and/or filed with or issued by each appropriate Governmental Entity in the jurisdictions indicated on Schedule 3.12(c) hereto, all necessary affidavits of continuing use have been filed, and all necessary maintenance fees have been paid to continue all such rights in effect.

(d) To the extent that any Intellectual Property (including without limitation software, hardware, copyrightable works and the like) has been developed, created, modified or improved by a third party for the Company, the Company has a written agreement with such third party that assigns to the Company exclusive ownership of, or grants the Company an exclusive license to, such Intellectual Property, each of which is a valid and binding agreement of the Company, and to the Company’s Knowledge to the other parties thereto, enforceable in accordance with its terms, or such Intellectual Property is owned by the Company by operation of law. The Company has the right to use all trade secrets, data, customer lists, log files, hardware designs, programming processes, software and other information required for its products or the Company’s business (including, without limitation, the operation of their respective Web sites) as presently conducted and has received no notice that any of such information that is provided to the Company by third parties will not continue to be provided to the Company on the same terms and conditions as currently exist.

(e) The Company has not transferred ownership of, or granted any exclusive license with respect to, any Intellectual Property that is or was Company Intellectual Property to any third party. True and correct copies of such agreements have been provided or made available to Parent prior to the date hereof.

(f) Except as set forth on Schedule 3.12(f), the operation of the Company’s business as such business currently is conducted, including the design, development, manufacture,

[***] Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

marketing and sale of the products or services of the Company has not and does not, and with respect to products currently under development to the Company’s knowledge will not, infringe or misappropriate the Intellectual Property of any third party or, to its knowledge, constitute unfair competition or trade practices under the Laws of any jurisdiction.

(g) Except as set forth on Schedule 3.12(g), the Company has not received any notice or other claim from any third party that the operation of the Company’s business or any act, product or service of the Company infringes, may infringe or misappropriates the Intellectual Property of any third party or constitutes unfair competition or trade practices under the Laws of any jurisdiction.

(h) To the knowledge of the Company, no Person has infringed or is infringing or misappropriating any Company Intellectual Property or other Intellectual Property rights in any of its products, technology or services, or has or is violating the confidentiality of any of its proprietary information.

(i) The Company has taken reasonable steps to protect the Company’s rights in the Company’s proprietary and/or confidential information and trade secrets or any trade secrets or confidential information of third parties provided to the Company, and, without limiting the foregoing, the Company has enforced a policy requiring each employee and contractor to execute a proprietary information/confidentiality agreement substantially in the form provided to the Parent, and all current and former employees and contractors of the Company has executed such an agreement. To the knowledge of the Company, all trade secrets and other confidential information of the Company are not part of the public domain nor, have they been misappropriated by any person having an obligation to maintain such trade secrets or other confidential information in confidence for the Company. To the knowledge of the Company, no employee or consultant of the Company has used any trade secrets or other confidential information of any other person in the course of their work for the Company nor is the Company making unlawful use of any confidential information or trade secrets of any past or present employees of the Company.

All Intellectual Property rights purported to be owned by the Company which were developed, worked on or otherwise held by any employee, officer or consultant are owned free and clear by the Company by operation of Law or have been validly assigned to the Company and such assignments have been provided or made available to the Parent and are valid binding agreements of the Company, and to the Company’s Knowledge the other parties thereto, enforceable in accordance with their terms. All of the rights of the Company in any of the Company Intellectual Property which is used or is useful in the Company’s business, have been validly assigned, transferred and/or conveyed to the Acquisition Corp. as part of the transactions contemplated hereunder and the Company has not retained any rights with respect thereto. The activities of the employees and consultants of the Company on behalf of the Company not violate in any material respects any agreements or arrangements known to the Company which any such employees or consultants have with former employers or any other entity to whom such employees or consultants may have rendered consulting services.

[***] Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(j) Schedule 3.12(j) lists all Open Source Materials that the Company has used in any way and describes the manner in which such Open Source Materials have been used by the Company in connection with the Company’s business, including, without limitation, whether and how the Open Source Materials have been modified and/or distributed by the Company. Except as set forth in Schedule 3.12(j)(j), the Company has not (i) incorporated any Open Source Materials into, or combined Open Source Materials with, any products of the Company’s business, (ii) distributed Open Source Materials in connection with any products of the Company’s business, or (iii) used Open Source Materials that (with respect to either clause (i), (ii) or (iii) above) (A) create, or purport to create, obligations for the Company with respect to software developed or distributed by the Company, or (B) grant, or purport to grant, to any third party any rights or immunities under intellectual property rights. Without limiting the generality of the foregoing, the Company has not used any Open Source Materials that require, as a condition of use, modification and/or distribution of such Open Source Materials, that other software incorporated into, derived from or distributed with such Open Source Materials be (1) disclosed or distributed in source code form, (2) licensed for the purpose of making derivative works, or (3) redistributed at no charge.

(k) In connection with the operation of the Company’s websites and directory assistance service, the Company has complied in all material respects with (i) all applicable legal requirements relating to privacy, commercial e-mail, data protection and security and the collection, storage, disclosure and/or use of personal information and user information (including information from or about children) gathered or accessed in the course of the operation of the Company’s websites, and (ii) all rules, policies and procedures established by the Company with respect to privacy, publicity, commercial e-mail, data protection and security and the collection, storage, disclosure and/or use of personal information and user information (including information from or about children) gathered or accessed in the course of the operation of such the Company’s websites, and with respect to the foregoing, the Company has not received any notice from any person of any claims alleging any violation thereof. In connection with the operation of the Company’s websites, the Company has taken all reasonably necessary steps (including implementing and monitoring compliance with measures with respect to technical and physical security) to ensure that the personal and user information gathered or accessed in the course of the operation of the Company’s websites is protected against material loss and unauthorized access, use, modification or disclosure, and, to the knowledge of the Company, there has been no unauthorized access to or other misuse of any such information.

3.13. Contracts.

(a) Except as set forth on Schedules 3.13(a)-(d) hereto, the Company is not a party to, or subject to:

(i) any contract, or arrangement, or series of related contracts or arrangements, which involves (a) annual expenditures by the Company of more than *** or (b) annual receipts by the Company of more than ***;

[***] Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(ii) any note, indenture, credit facility, mortgage, security agreement or other contract or arrangement relating to or evidencing indebtedness for money borrowed or a security interest or mortgage in the assets of the Company;

(iii) any guaranty issued by the Company;

(iv) any contract or arrangement relating to the acquisition, issuance or transfer of any securities, including, without limitation, convertible securities;

(v) any contract or arrangement relating to the acquisition, transfer, distribution, use, development, sharing or license of any technology or Company Intellectual Property, other than licenses granted in the ordinary course of business with a term of less than one (1) year;

(vi) any contract or arrangement granting to any Person the right to use any property or property right of the Company other than licenses granted in the ordinary course of business with a term of less than one (1) year;

(vii) any contract or arrangement restricting the right of the Company to (A) engage in any business activity or compete with any business, or (B) develop or distribute any technology;

(viii) any contract or arrangement relating to the employment of, or the performance of services of, any employee, consultant or independent contractor and pursuant to which the Company is required to pay more than *** per month; or

(ix) any outstanding offer, commitment or obligation to enter into any contract or arrangement of the nature described in subsections (i) through (ix) of this subsection 3.13(a).

(b) The Company has previously provided or made available to the Parent complete and correct copies (or, in the case of oral contracts, a complete and correct description) of any contract (and any amendments or supplements thereto) listed on Schedule 3.13(a) hereto. Except as set forth on Schedule 3.13(b) hereto, (i) each contract listed in Schedule 3.13(a) hereto is in full force and effect against the Company and to the Company’s knowledge, against the other party thereto; (ii) neither the Company, nor to the knowledge of the Company, any other party is in default under any contract listed in Schedule 3.13(a) hereto, and no event has occurred which constitutes, or with the lapse of time or the giving of notice or both would constitute, a default by the Company or to the knowledge of the Company, a default by any other party under such contract; (iii) to the knowledge of the Company, there are no material disputes or disagreements between the Company and any other party with respect to any contract listed in Schedule 3.13(a) hereto; and (iv) each other party to each such material contract has consented or been given notice (or prior to the Closing shall have consented or been given notice), where such consent or the giving of such notice is necessary in order for such contract to remain in full force and effect

[***] Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

following the consummation of the transactions contemplated by this Agreement without modification in the rights or obligations of the Company thereunder.

(c) Except as set forth on Schedule 3.13(c) hereto, the Company has not issued any warranty or any agreement or commitment to indemnify any person other than in the ordinary course of the Company’s business.

(d) Each of the contracts set forth on Schedules 3.13(a)-(d) hereto, is and always has been in compliance with all applicable Laws, including any and all Laws applicable to the Internet or the Company’s business, or any other Law, statute, ordinance, code, rule, regulation, judgment, order, injunction, writ or decree of any federal, state, local or foreign court or governmental or regulatory body, agency or authority having, asserting or claiming jurisdiction over it or over any part of the Company’s business, operations, properties or assets, except for any violation that would not have a Company Material Adverse Effect.

3.14. Employment Matters.

(a) Schedule 3.14(a) sets forth, (i) with respect to each current Employee (including any Employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, including disability, family or other leave, sick leave, or on layoff status subject to recall) (A) the name of such Employee and the date as of which such Employee was originally hired by the Company, and whether the Employee is on an active or inactive status; (B) such Employee’s title; (C) such Employee’s annualized compensation as of the date of this Agreement, including base salary, vacation and/or paid time off accrual amounts, bonus and/or commission potential for the current year, and severance pay entitlement; (D) whether such Employee is not fully available to perform work because of a qualified disability or other leave and, if applicable, the basis of such disability or leave and the anticipated date of return to full service; (E) the Company facility at which such Employee is deemed to be located; and (F) each current benefit plan in which such Employee participates or is eligible to participate; and (ii) with respect to each current and former Employee, whether such current or former Employee has executed the Company’s standard form nondisclosure, confidentiality and assignment of inventions agreement.

(b) Schedule 3.14(b) contains a list of individuals who are currently performing services for the Company and are classified as “consultants” or “independent contractors,” the respective compensation of each such “consultant” or “independent contractor” and whether the Company is party to a consulting or independent contractor agreement with the individual. Any such agreements have been delivered or made available to the Parent and are set forth on Schedule 3.14(b). Any Persons now or heretofore engaged by the Company as independent contractors, rather than Employees, have been properly classified as such, are not entitled to any compensation or benefits to which regular, full-time Employees are or were at the relevant time entitled, and were and have been engaged in accordance with all applicable Laws, and received the proper tax treatment for all material compensation received by them.

[***] Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(c) Each employment agreement is set forth on Schedule 3.14(c) and a copy of each employment agreement and any amendment thereto has been provided or made available to the Parent. Except as set forth in Schedule 3.14(c), the employment of each of the Employees is terminable by the Company at will (except for non-U.S. employees of the Company located in a jurisdiction that does not recognize the “at will” employment concept) and the Company does not have any obligation to provide any particular form or period of notice prior to terminating the employment of any of their respective employees, except as set forth on Schedule 3.14(c). The Company has not, and to the knowledge of Company, no other Person has, (i) entered into any agreement that obligates or purports to obligate the Parent to make an offer of employment to any present or former Employee or consultant of the Company or (ii) promised or otherwise provided any assurances (contingent or other) to any present or former Employee or consultant of the Company of any terms or conditions of employment with the Parent following the Closing. The Company has delivered or made available to the Parent accurate and complete copies in all material respects of all employee manuals and handbooks, employment policy statements and employment agreements.

(d) Except as set forth on Schedule 3.14(d), (i) none of the current employees of the Company has given the Company written notice terminating his or her employment with the Company, or terminating his or her employment upon a sale of, or business combination relating to, the Company or in connection with the transactions contemplated by this Agreement; (ii) the Company does not have a present intention to terminate the employment of any current Employee; and (iii) the Company is not and has not in the past five (5) years been engaged in any dispute or litigation with an Employee regarding intellectual property matters.

(e) The Company is not presently, nor has been in the past, a party to or bound by any labor union contract, collective bargaining agreement or similar contract. The Company has no knowledge of any activities or proceedings of any labor union to organize any Employees.

(f) The Company is not engaged and never has been engaged in any unfair labor practice, that, if adversely determined, would result in any material Liability to the Company. There has never been any slowdown, work stoppage, labor dispute or union organizing activity, or any similar activity or dispute, affecting the Company or any Employees. There is not now pending and, to the Company’s knowledge, no Person has threatened in writing to commence, any such slowdown, work stoppage, labor dispute, union organizing activity or any similar activity or dispute.

(g) The Employees have been, and currently are, properly classified under the Fair Labor Standards Act of 1938, as amended, and under any similar Law of any state applicable to such employees. The Company is not delinquent to, or has failed to pay, any of its Employees, consultants or contractors for any material wages (including overtime, meal breaks or waiting time penalties), salaries, commissions, accrued and unused vacation to which they would be entitled under applicable Law, if any, bonuses, benefits or other compensation for any services performed by them or amounts required to be reimbursed to such individuals. The Company is not liable for any material payment to any trust or other fund or to any Governmental Entity,

[***] Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice).

(h) Except as set forth in Schedule 3.14(h), the Company has not established a severance pay practice or policy. Except as set forth in Schedule 3.14(h), and except as provided in this Agreement, including without limitation Section 2.1 of this Agreement relating to the acceleration of Company Options and Company Restricted Stock, (i) the Company is not liable for any severance pay, bonus compensation, acceleration of payment or vesting of any equity interest, or other payments (other than accrued salary, vacation, or other paid time off in accordance with the Company’s policies) to any Employee arising from the termination of employment under any benefit or severance policy, practice, agreement, plan, program of the Company, applicable Law or otherwise; and (ii) as a result of or in connection with the transactions contemplated hereunder or as a result of the termination by the Company of any persons employed by the Company on or prior to the Closing Date, the Company will not have (A) any Liability that exists or arises under any Company benefit or severance policy, practice, agreement, plan, program, Law applicable thereto, including severance pay, bonus compensation or similar payment, or (B) to accelerate the time of payment or vesting, or increase the amount of or otherwise enhance any benefit due any Employee. Accordingly, as of the Closing Date, the Company shall have satisfied in full all of its obligations to such Employees, consultants and/or contractors for any severance pay, accelerated vesting, or any other payments whatsoever relating to any obligations arising on or prior to the Effective Time.

(i) Except as provided in Schedule 3.14 (i), there are no claims pending or, to the Company’s knowledge, threatened in writing, before any Governmental Entity by any Employees for compensation, pending severance benefits, vacation time, vacation pay or pension benefits, or any other claim threatened in writing or pending before any Governmental Entity (or any state “referral agency”) from any Employee or any other Person arising out of the Company’s status as employer, whether in the form of claims for employment discrimination, harassment, retaliation, unfair labor practices, grievances, wrongful discharge, breach of contract, unfair business practice, tort, unfair competition or otherwise. In addition, there are no pending or, to the Company’s knowledge, threatened in writing claims or actions against the Company under any workers compensation policy or long-term disability policy.

(j) The Company and to the Company’s knowledge each Employee, is in compliance with all applicable visa and work permit requirements.

(k) Schedule 3.14(k) sets forth (except as separately disclosed elsewhere in this Agreement) each plan or agreement of the Company pursuant to which any amounts may become payable (whether currently or in the future including upon any future end of employment) to Employees of the Company as a result of or in connection with transactions contemplated by this Agreement.

[***] Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

3.15. Employee Benefit Plans.

(a) Schedule 3.15(a) sets forth each Company Employee Plan. The Company does not have any stated plan or commitment to establish any new Company Employee Plan, to modify any Company Employee Plan (except to the extent required by Law or to conform any such Company Employee Plan to the requirements of any applicable Law, in each case as previously disclosed to the Parent in writing, or as required by this Agreement) or to enter into any Company Employee Plan.

(b) Documents. The Company has delivered or made available to the Parent (i) correct and complete copies of each Company Employee Plan, including all amendments thereto; (ii) the most recent annual actuarial valuations, if any, prepared for each Company Employee Plan; (iii) the three most recent annual reports (Series 5500 and all schedules thereto), if any, required under ERISA or the Code, or any similar Laws of other jurisdictions applicable to the Company, in connection with each Company Employee Plan or related trust; (iv) if any Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets; (v) the most recent summary plan description together with the most recent summary of material modifications, if any, with respect to each Company Employee Plan; (vi) all IRS determination, opinion, notification and advisory letters and rulings from the IRS or any similar Governmental Entity having jurisdiction over the Company relating to Company Employee Plans and copies any correspondence regarding actual or potential audits or investigations) to or from the IRS, DOL or any other Governmental Entity with respect to any Company Employee Plan; (vii) all material written agreements and contracts relating to each Company Employee Plan, including fidelity or ERISA bonds, administrative service agreements, group annuity contracts and group insurance contracts; (viii) all communications material to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plans, in each case relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material Liability to the Company and which are not reflected in the current summary plan description and plan document; (ix) all material forms and notices relating to the provision of post-employment continuation of health coverage; (x) all policies pertaining to fiduciary Liability insurance covering the fiduciaries of each Company Employee Plan; and (xi) all discrimination and qualification tests, if any, for each Company Employee Plan for the most recent plan year.

(c) Employee Plan Compliance. The Company has performed all material obligations required to be performed by it under each Company Employee Plan and each Company Employee Plan has been established and maintained in accordance with its terms and in material compliance with all applicable Law, including ERISA and the Code. Each Company Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code is so qualified and has either received a favorable EGTRRA determination letter or opinion letter from the IRS with respect to such Company Employee Plan as to its qualified status under the Code or is a “prototype plan” or “volume

[***] Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

submitter” plan with an EGTRRA approved prototype or volume submitter determination letter, or has a period of time remaining under applicable Treasury regulations or IRS pronouncements in which to apply for and obtain such a letter. No material non-exempt “prohibited transaction,” within the meaning of Section 4975 of the Code or Section 406 of ERISA, has occurred with respect to any Company Employee Plan during the past six (6) years. There are no actions, suits or claims pending, or, to the knowledge of the Company, threatened in writing (other than routine claims for benefits) against any Company Employee Plan or fiduciary thereto or against the assets of any Company Employee Plan. Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without Liability to the Company, the Parent, the Acquisition Corp. or any of its ERISA Affiliates other than ordinary administration expenses typically incurred in a termination event. There are no audits, inquiries or proceedings pending or, to the knowledge of the Company, threatened by the IRS or DOL or any other similar Governmental Entity having jurisdiction over the Company with respect to any Company Employee Plan. All annual reports and other filings required by the DOL or the IRS or any other similar Governmental Entity having jurisdiction over the Company have been timely made. Neither the Company nor any ERISA Affiliate is subject to any penalty or Tax with respect to any Company Employee Plan under Section 501(i) of ERISA or Section 4975 through 4980D of the Code or any similar Laws of other jurisdictions applicable to the Company and except as specifically set forth on Schedule 3.15(c), no Company Employee Plan is sponsored or maintained by any person that is or was considered to be a co-employer with the Company.

(d) Plan Status. Neither the Company nor any ERISA Affiliate now, or has ever, maintained, established, sponsored, participated in, or contributed to, any plan which is subject to Title IV of ERISA or Section 412 of the Code. Neither the Company nor any ERISA Affiliate has incurred, nor, to the Company’s knowledge, do they reasonably expect to incur, any Liability with respect to any transaction described in Section 4069 of ERISA. Except as set forth on Schedule 3.15(d), no Company Employee Plan is a multiple employer plan as defined in Section 210 of ERISA.

(e) Multiemployer Plans. At no time has the Company or any ERISA Affiliate contributed to or been requested to contribute to any “multiemployer plan”, as defined in Section 3(37) of ERISA.

(f) No Post-Employment Obligations. Except as set forth on Schedule 3.15(f), no Company Employee Plan provides, or has any Liability to provide, life insurance, medical or other employee welfare benefits to any Employee upon his or her retirement or termination of employment for any reason, except as may be required by Law, and the Company has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) that such Employee(s) would be provided with life insurance, medical or other employee welfare benefits upon their retirement or termination of employment, except to the extent required by Law.

[***] Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(g) Funding of Plans. With respect to each Company Employee Plan for which a separate fund of assets is or is required to be maintained, full and timely payment has been made of all amounts required of the Company under the terms of each such Company Employee Plan or applicable Law, as applied through the Closing Date.

(h) Effect of Transaction. Except as otherwise provided in this Agreement, the execution and delivery by the Company of this Agreement and any related agreement to which the Company is a party, and the consummation of the transactions contemplated hereby and thereby, will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under any Company Employee Plan, trust or loan that would reasonably be expected to result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

3.16. Compliance with Applicable Law. The Company is not in violation in any respect of any applicable safety, health or environmental Law, any Law applicable to the internet, telecommunications or the Company’s business, or any other Law, statute, ordinance, code, rule, regulation, judgment, order, injunction, writ or decree of any federal, state, local or foreign court or governmental or regulatory body, agency or authority having, asserting or claiming jurisdiction over it or over any part of the Company’s business, operations, properties or assets, except for any violation that would not reasonably be expected to have a Company Material Adverse Effect. The Company has not received any written notice alleging any such violation, and to the knowledge of the Company, there is no inquiry, investigation or proceeding relating thereto.

3.17. Ability to Conduct Business. There is no agreement or arrangement, nor any judgment, order, writ, injunction or decree of any court or governmental or regulatory body, agency or authority applicable to the Company or to which the Company is a party or by which it or any of its properties or assets is bound, that will prevent the use by the Acquisition Corp., after the Closing Date, of the properties and assets owned by, the business conducted by or the services rendered by the Company on the date hereof, in each case on substantially the same basis as the same are used, owned, conducted or rendered on the date hereof. Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company has in force, and is in compliance, in all material respects, with all governmental permits, licenses, exemptions, consents, authorizations, approvals, regulatory filings and fees used in or required for the conduct of the Company’s business as presently conducted, all of which shall continue in full force and effect, without requirement of any filing or the giving of any notice and without modification thereof, following the consummation of the transactions contemplated hereby. The Company has not received any notice of, and to the knowledge of the Company, there are no inquiries, proceedings or investigations relating to or which could result in the revocation or modification of any such permit, license, exemption, consent, authorization or approval.

[***] Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

3.18. Major Partners. Schedule 3.18 hereto sets forth a complete and correct list of the ten (10) largest partners of the Company in terms of revenue recognized by the Company in respect of such partners during the two (2) months ended February 28, 2011 and the twelve (12) months ended December 31, 2010, showing the amount of revenue recognized for each such partner, as the case may be, during such period. To the knowledge of the Company, except as set forth on Schedule 3.18 hereto, the Company has not received any notice or other communication (written or oral) from any of the partners listed in Schedule 3.18 hereto terminating, amending or reducing in any material respect, or setting forth an intention to terminate, amend or reduce in the future, or otherwise reflecting a material adverse change in, the business relationship between such partner and the Company.

3.19. Insurance. Schedule 3.19 hereto sets forth a true and complete list of all insurance policies carried by the Company with respect to the Company’s business, together with, in respect of each such policy, the name of the insurer, the number of the policy, the annual policy premium payable therefor, the limits of coverage, the deductible amount (if any), the expiration date thereof and each pending claim thereunder. The Company has maintained insurance covering it and its properties in such amounts against such hazards and Liabilities and for such purposes as is customary in the industry for similarly situated companies engaged in the same or similar businesses and owning or operating similar properties. Except as set forth on Schedule 3.19 hereto, all such policies are in full force and effect and such policies, or other policies covering the same risks, have been in full force and effect, without gaps, continuously for the past two (2) years. All premiums due thereon have been paid in full. Complete and correct copies of all current insurance policies of the Company have been made available to the Parent for inspection. The Company is not in default under any of such policies, and the Company has not failed to give any material notice or to present any material claim under any such policy in a due and timely fashion. The Company does not have knowledge of any facts which would likely result in an insurer reducing coverage or increasing premiums on existing policies. There is no claim pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policy.

3.20. Brokers; Payments. Except as set forth on Schedule 3.20, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has suspended or terminated, and has the legal right to terminate or suspend, all negotiations and discussions of Acquisition Transactions with parties other than the Parent and the Acquisition Corp. No valid claim exists against the Company or, based on any action by the Company, against the Parent or the Acquisition Corp. for payment of any “topping,” “break-up” or “bust-up” fee or any similar compensation or payment arrangement as a result of the transactions contemplated hereby.

3.21. Interested Party Transactions.

[***] Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(a) Except as set forth on Schedule 3.21(a) hereto, to the Company’s knowledge, no Stockholder has or has had a beneficial interest in any agreement (other than by reason of such Stockholder’s employment with or ownership of the Company) to which the Company is a party or by which they or their properties or assets are bound; provided, however, that ownership of no more than 1% of the outstanding voting stock of a publicly traded corporation shall not be deemed an “economic interest in any entity” for purposes of this Section 3.21.

(b) Except as set forth on Schedule 3.21(b), there are no receivables of the Company owed by any Stockholder other than advances in the ordinary and usual course of business for reimbursable business expenses (as determined in accordance with the Company’s established employee reimbursement policies and consistent with past practice). The Stockholders have not agreed to, or assumed, any obligation or duty to guaranty or otherwise assume or incur any obligation or Liability of the Company.

3.22. Bank Accounts; Powers of Attorney. Schedule 3.22 hereto sets forth a complete and correct list showing:

(a) all bank accounts of the Company and with respect to each such account, the account number, the names of all signatories thereof, and the authorized powers of each such signatory; and

(b) the names of all Persons holding powers of attorney from the Company and a summary statement of the terms thereof.

3.23. Minute Books, etc. The minute books, stock records and other corporate records of the Company are complete and correct in all material respects, and copies thereof have been delivered or made available by the Company to the Parent. The minute books of the Company contain accurate and complete records of all meetings or written consents to action of the Board of Directors (and any committees thereof) and Stockholders of the Company and accurately reflect all corporate actions of the Company and passed upon by the Board of Directors and Stockholders of the Company.

3.24. State Takeover Statutes. The Board of Directors of the Company has (i) determined that the Merger is fair and in the best interest of the Company and its Stockholders, (ii) approved and adopted this Agreement, the Merger and the consummation of the other transactions contemplated by this Agreement, and (iii) recommended that the Stockholders adopt and approve this Agreement and the Merger. No state takeover statute or similar Law is applicable to this Agreement, the Merger and the other transactions contemplated by this Agreement.

3.25. Third Party Audits and Investigations. To the Company’s knowledge, there are no ongoing audits or investigations of the Company with respect to the Company’s business by any Governmental Entity or other third party, including, without limitation, any party to a contract with the Company.

[***] Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

3.26. Absence of Questionable Payments. Neither the Company nor, to the Company’s Knowledge, any of its directors, officers, agents, employees or any other Persons acting on their behalf has, in connection with the operation of the Company’s business, (i) used any corporation or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to foreign or domestic government officials, candidates or members of political parties or organizations or established or maintained any unlawful or unrecorded funds in violation of Section 104 of the Foreign Corrupt Practices Act of 1977, as amended, or any other similar applicable foreign, federal or state Law; (ii) made any payment or provided services which were not legal to make or provide which the Company or any Affiliate thereof or any such officer, employee or other person should reasonably have known were not legal for the payee or the recipient of such services to receive; or (iii) paid, accepted or received any contributions, payments, expenditures or gifts which were not in compliance, in all material respects, with Law.

3.27. Required Vote.

(a) The Agreement and the transactions contemplated thereunder do not require any approval of the Stockholders other than the approval of (i) the holders of two-thirds of the issued and outstanding shares of Company Preferred Stock and (ii) the holders of a majority of the issued and outstanding shares of Company Preferred Stock (calculated on an as converted to Company Common Stock basis) and the issued and outstanding shares of Company Common Stock voting together as a single class.

(b) The Board of Directors of the Company determined that this Agreement and the transactions contemplated thereunder and thereby are advisable and in the best interests of the Stockholders.

(c) As a result of the transactions contemplated by this Agreement, no amounts shall be due and payable to any holder of Company Capital Stock outstanding as of the Closing Date, in its capacity as such, except as specifically provided in the Allocation Certificate.

3.28. Accounts Receivable. The Company reasonably believes that all receivables of the Company included in the Financial Statements are valid and collectible obligations (net of any reserve for collectability with respect hereto reflected in the Financial Statements which such reserve is adequate and appropriate and made in accordance with GAAP), were not and are not subject to any written, or to the Company's knowledge, any oral, material offset or counterclaim and have arisen from a bona fide transactions by the Company in the ordinary course of business consistent with past practice. The Company’s receivables are reflected on the Balance Sheet included in the Financial Statements in accordance with GAAP applied on a basis consistent with past practice. Since December 31, 2010, there have not been any material write-offs as uncollectible of any of the Company’s receivables, except for the write-offs in the ordinary course of business and consistent with past practice. Schedule 3.28 sets forth a true and correct list of each account receivable of the Company (and the age of such receivable), as of February 28, 2011.

[***] Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

3.29. Disclosure. The Company has not failed to disclose to the Parent any fact known to it that is reasonably more likely than not to have a Company Material Adverse Effect or impede or impair the ability of the Company to perform its obligations under this Agreement in any material respect. No representation or warranty by the Company contained in this Agreement and no statement contained, when considered together as a whole, in any of the Company Disclosure Schedules, and the certificates delivered at Closing by or on behalf of the Company contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make the statements contained therein, in light of the circumstances under which they are made, not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

OF THE PARENT AND THE ACQUISITION CORP.

The Parent and the Acquisition Corp. represents and warrants to the Company as set forth below, subject to the exceptions set forth in the disclosure schedules hereto (the “Parent Disclosure Schedules”), the section numbers and letters of which correspond to the section and subsection numbers and letters of this Agreement.

4.1. Corporate Organization. The Parent and the Acquisition Corp. are corporations duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Parent and the Acquisition Corp. have all requisite corporate power and authority to own, operate and lease the properties and assets the Parent and/or the Acquisition Corp. now owns, operates and leases and to carry on the Parent’s and/or the Acquisition Corp.’s business as presently conducted. The Parent and the Acquisition Corp. are duly qualified to transact business as a foreign corporation and are each in good standing in the jurisdictions where such qualification is required by reason of the nature of the properties and assets currently owned, operated or leased by the Parent and/or the Acquisition Corp. or the business currently conducted by them, except for such jurisdictions where the failure to be so qualified would not have a Parent Material Adverse Effect. The Parent and/or the Acquisition Corp. have previously made available to the Company complete and correct copies of its certificate of incorporation and all amendments thereto as of the date hereof (certified by the Secretary of State of Delaware as of a recent date) and its by-laws (certified by the Secretary of the Parent and the Acquisition Corp. as of a recent date). Neither the certificate of incorporation nor the by-laws of the Parent and/or the Acquisition Corp. have been amended since the respective dates of certification thereof, nor has any action been taken for the purpose of effecting any amendment of such instruments.

4.2. Authorization. Each of Parent and Acquisition Corp. has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly approved by the Boards of Directors of the Parent and Acquisition Corp. and by the Parent as the sole stockholder of Acquisition Corp. and no other corporate proceedings on the part of the Parent or Acquisition Corp. are necessary to

[***] Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

approve and authorize the execution and delivery of this Agreement or (subject to the filing of the Certificate of Merger pursuant to the DGCL) the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Parent and Acquisition Corp. and constitutes the valid and binding agreement of the Parent and Acquisition Corp., enforceable in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other Laws affecting the enforcement of creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or in Law).

4.3. Consents and Approvals; No Violations. Subject to the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not: (i) violate or conflict with any provisions of the certificate of incorporation or by-laws of the Parent and/or the Acquisition Corp.; (ii) breach, violate or constitute an event of default (or an event which with the lapse of time or the giving of notice or both would constitute an event of default) under, give rise to any right of termination, cancellation, modification or acceleration under, or require any consent or the giving of any notice under, any note, bond, indenture, mortgage, security agreement, lease, license, franchise, permit, agreement or other instrument or obligation to which the Parent and/or the Acquisition Corp. are parties, or by which any of them or any of their respective properties or assets may be bound, or result in the creation of any lien, claim or encumbrance of any kind whatsoever upon the properties or assets of the Parent and/or the Acquisition Corp. pursuant to the terms of any such instrument or obligation, other than any breach, violation, default, termination, cancellation, modification or acceleration which would not have a Parent Material Adverse Effect; (iii) violate or conflict with any Law, statute, ordinance, code, rule, regulation, judgment, order, writ, injunction or decree or other instrument of any federal, state, local or foreign court or governmental or regulatory body, agency, association, organization or authority applicable to the Parent and/or the Acquisition Corp. or by which any of their respective properties or assets may be bound, except for such violations or conflicts which would not have a Parent Material Adverse Effect; or (iv) require, on the part of the Parent and/or the Acquisition Corp., any filing or registration with, or permit, license, exemption, consent, authorization or approval of, or the giving of any notice to, any governmental or regulatory body, agency or authority other than any filing, registration, permit, license, exemption, consent, authorization, approval or notice which if not obtained or made would not have a Parent Material Adverse Effect.

4.4. SEC Reports and Financial Statements. The Parent has heretofore delivered or made available to the Company complete and correct copies of all reports and other filings filed by the Parent with the SEC pursuant to the Securities Act and the Exchange Act, and the rules and regulations thereunder since January 1, 2008 (such reports and other filings collectively referred to herein as the “SEC Filings”). The SEC Filings constitute all of the documents required to be filed by the Parent under the Securities Act and Exchange Act since such date. All documents that are required to be filed as exhibits to the SEC Filings have been so filed, and all contracts so filed as exhibits are in full force and effect, except those which are expired in

[***] Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

accordance with their terms, and neither the Parent nor any of its subsidiaries is in default thereunder. As of their respective dates, the SEC Filings did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited financial statements of the Parent included in the SEC Filings comply in all material respects with the published rules and regulations of the SEC with respect thereto, and such audited financial statements (i) were prepared from the books and records of the Parent, (ii) were prepared in accordance with GAAP applied on a consistent basis (except as may be indicated therein or in the notes or schedules thereto), and (iii) present fairly the financial position of the Parent as at the dates thereof and the results of operations and cash flows for the periods then ended, subject to normal year-end adjustments and any other adjustments described therein or in the notes or schedules thereto. The unaudited financial statements included in the SEC Filings comply in all material respects with the published rules and regulations of the SEC with respect thereto and such unaudited financial statements (A) were prepared from the books and records of the Parent, (B) were prepared in accordance with GAAP on a consistent basis (except as may be indicated therein or in the notes or schedules thereto), and (C) present fairly the financial position of the Parent as at the dates thereof and the results of operations and cash flows for the periods then ended, subject to normal year-end adjustments and any other adjustments described therein or in the notes or schedules thereto. The foregoing representations and warranties in this Section 4.4 shall also be deemed to be made with respect to all filings made with the SEC on or before the Closing Date.

4.5. Brokers; Payments. No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Parent and/or the Acquisition Corp.

4.6. Legal Proceedings, etc. As of the date hereof, there is no action, suit, proceeding, claim or arbitration or, to Parent’s knowledge, investigation pending, that would have a Parent Material Adverse Effect, nor, to the knowledge of the Parent, is there a threatened action, suit, proceeding, claim, arbitration or investigation against Parent or any of its subsidiaries that would have a Parent Material Adverse Effect or that in any manner challenges or seeks to prevent, enjoin, alter or delay any of the transactions contemplated by this Agreement.

4.7. Validity of Shares. The shares of Parent Common Stock to be issued in connection with the Merger will, when issued in accordance with this Agreement, be duly authorized, validly issued, fully paid and nonassessable, will not be subject to any preemptive or other statutory right of stockholders, will be issued in compliance with applicable U.S. Federal and state securities laws (assuming the accuracy of the respective Stockholder’s representations and warranties contained in such Stockholder’s Letter of Transmittal) and will be free of any liens or encumbrances, except for the Parent’s repurchase rights with respect to any shares of restricted equity issued following the closing upon termination of such employee’s employment relationship or consulting relationship.

[***] Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

4.8. Disclosure. The Parent has not failed to disclose to the Company any fact known to it that is reasonably more likely than not to have a Parent Material Adverse Effect or impede or impair the ability of the Parent to perform its obligations under this Agreement in any material respect. No representation or warranty by the Parent or the Acquisition Corp. contained in this Agreement and no statement contained, when considered together as a whole, in any of the Parent Disclosure Schedules, and the certificates delivered at Closing by or on behalf of the Parent and/or the Acquisition Corp. contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make the statements contained therein, in light of the circumstances under which they are made, not misleading.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1. Fees and Expenses. The Parent, the Acquisition Corp., and the Company shall bear and pay all of their own fees, costs and expenses relating to the transactions contemplated by this Agreement, including, without limitation, the fees, costs and expenses of their respective counsel, accountants, brokers and financial advisors and any retention and/or acquisition related bonuses (including any resulting employment related taxes to the Company), including without limitation those listed on the Allocation Certificate, except that if the transaction contemplated herein is consummated, the Upfront Cash Consideration shall be reduced by the amount of all such fees, costs and expenses and bonuses incurred by the Company in connection with the Merger in excess of *** and to the extent any such fees, costs, expenses and bonuses are not accounted for at the Closing, the Parent shall have the right to offset them against the Future Consideration (together, the “Acquisition Expenses”).

5.2. Tax Matters.

(a) All Transfer Taxes, whether incurred by, or levied on, the Company, the Stockholders, the Parent or the Acquisition Corp. or any of their respective Affiliates, successors or assigns, resulting from the Merger transaction contemplated herein, shall be borne by the Stockholders. The party legally responsible for filing Tax Returns related to such Transfer Taxes shall file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes and, if required, by applicable Law, the other parties will join in the execution of any such Tax Returns. To the extent that any Transfer Taxes are required to be paid or collected by one party, the other party shall pay its share of such Transfer Taxes to the first party and the first party shall remit such Transfer Taxes to the applicable Tax Authority.

(b) The Stockholders, the Stockholder Representative, the Company, and the Parent shall cooperate fully, as and to the extent reasonably requested by the other party (at such party’s expense), in connection with the filing of Tax Returns of the Company and any audit, litigation, dispute or other proceeding with respect to Taxes of the Company pertaining to any and all taxable periods beginning prior to the Closing Date (a “Tax Proceeding”). Such cooperation shall

[***] Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

include the retention and (upon the other party’s request) the provision of records and information with respect to the Company which are in the possession of any Stockholder, the Stockholder Representative, the Company, or the Parent and are reasonably relevant to any such Tax Return or Tax Proceeding. Without limiting the foregoing, the Stockholders, the Stockholder Representative, the Company, and the Parent will use commercially reasonable efforts to have the former and current officers, directors and employees of the Company cooperate with the Stockholders, the Stockholder Representative, the Company, or the Parent in furnishing information, in connection with the filing of any Tax Return or any Tax Proceeding. The Stockholder Representative shall use its commercially reasonable efforts to cause the Stockholders to transfer to the Parent on or as soon as practicable after the Closing Date (but in no event later than thirty (30) business days after the Closing Date) all books and records with respect to Tax matters directly pertaining to the Company that are in their possession or subject to their direct control; provided, however, that the Stockholders and the Stockholder Representative may retain a copy of any such books and records, if any, relating to the Stockholders’ or Stockholder Representative’s Taxes. The Stockholder Representative, the Company, and the Parent further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Tax Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed on the Company (including with respect to the transactions contemplated hereby).

(c) Parent shall prepare and duly and timely file, or cause to be filed, all Tax Returns of the Company that are required to be filed after the Closing Date for or including any Pre-Closing Tax Period. All such Tax Returns shall be prepared on a basis consistent with past practice, procedures and accounting methods, except as otherwise required by applicable law. Parent shall deliver any such Tax Returns to the Stockholder Representative for its review at least thirty (30) days prior to the filing thereof or, if required to be filed within thirty (30) days after the Closing Date, as soon as possible following the Closing Date and sufficiently in advance of filing that the Stockholder Representative shall have a reasonable opportunity to review and comment on such Tax Returns. Parent shall make any changes to such Tax Returns that are reasonably requested by the Stockholder Representative. Parent shall not, without the Stockholder Representative’s written consent, file or cause to be filed any amended Tax Return with respect to a Pre-Closing Tax Period that could have the effect of increasing the Stockholders’ Liability for indemnification under ARTICLE VIII hereof with respect to Taxes.

(d) Parent shall promptly remit or cause to be remitted to the Stockholder Representative for payment to the Stockholders any refund or credit of Taxes of the Company received with respect to any Pre-Closing Tax Period, except to the extent that such refund or credit is (i) included as an asset in Closing Net Working Capital or (ii) attributable to the carryback of a Tax attribute attributable to a period other than a Pre-Closing Tax Period.

(e) Each of Parent or the Surviving Corporation, on the one hand, and the Stockholder Representative, on the other hand, shall promptly notify the Stockholder Representative or Parent (as the case may be) in writing of any written notice of a Tax

[***] Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Proceeding with respect to Taxes of the Company relating to a Pre-Closing Tax Period which may give rise to a Liability of the Stockholders under ARTICLE VIII. In the case of such a Tax Proceeding that relates solely to any Pre-Closing Tax Period, the Stockholder Representative shall have the right at its own expense to control the conduct of such Tax Proceeding so long as it conducts the defense actively and diligently. Parent may also participate in any such Tax Proceeding at its own expense, and if the Stockholder Representative does not assume or is not conducting the defense of any such Tax Proceeding actively and diligently, Parent may defend the same in such manner as it may deem appropriate, including settling such Tax Proceeding, but not without the Stockholder Representative’s written consent, which shall not be unreasonably withheld. With respect to a Tax Proceeding that relates to both a Pre-Closing Tax Period and a Post-Closing Tax Period, the Stockholder Representative will be entitled to participate at its own expense in the defense of any such Tax Proceeding to the extent it relates to a Pre-Closing Tax Period, and Parent shall not settle or otherwise compromise such Tax Proceeding as it relates to a Pre-Closing Tax Period without the Stockholder Representative’s written consent, which shall not be unreasonably withheld. Parent and the Stockholder Representative agree to cooperate and to act in good faith, and Parent agrees to cause the Surviving Corporation to cooperate (including providing powers of attorney to the Stockholder Representative and its tax professionals) and to act in good faith, in conducting, and in the defense against or compromise of any Tax Proceeding.

(f) The Company, Parent and Acquisition Corp. agree that none of them shall take any action that would be inconsistent with treating the Merger as a taxable stock purchase for U.S. federal income tax purposes. The Surviving Company shall not, and the Parent shall cause the Surviving Company not to merge with the Parent or any direct or indirect subsidiary of the Parent following the Effective Time to the extent such merger could cause the Merger to be treated as a tax-free reorganization under Section 368(a) of the Code.

(g) Notwithstanding anything to the contrary herein, the Stockholders shall not be liable for any Taxes of the Parent, the Company or the Surviving Corporation attributable to actions not in the ordinary course of business and not contemplated by this Agreement taken by Parent or the Surviving Corporation after the Closing, including an election under Section 338(g) of the Code.

5.3. Appointment of Stockholder Representative.

(a) The Stockholder Representative is hereby appointed as representative of the Stockholders for purposes of this Agreement. The Parent and Acquisition Corp. may rely upon the acts of the Stockholder Representative for all purposes permitted hereunder.

(b) The Stockholder Representative shall have full power of substitution to act in the name, place and stead of the Stockholders in all matters in connection with this Agreement. The Stockholder Representative’s power shall include the following powers, without limitation: the power to act for the Stockholders with regard to indemnification obligations hereunder; the power to compromise any claim on behalf of the Stockholders and to transact matters of

[***] Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

litigation or arbitration in connection with this Agreement; the power to do or refrain from doing all such further acts and things on behalf of the Stockholders that the Stockholder Representative deems necessary or appropriate in his sole discretion, and to execute all such documents as the Stockholder Representative shall deem necessary or appropriate, in connection therewith; and the power to receive service of process in connection with any claims under this Agreement.

(c) The Stockholder Representative shall serve until his or her resignation, death or incapacity, at which time his or her successor shall be appointed by the holders of a majority of the issued and outstanding shares of Company Capital Stock immediately before the Closing voting together as a single class (a “Majority Vote”). Notwithstanding the foregoing, the Stockholders shall be permitted, at their election pursuant to a Majority Vote, to remove or replace the Stockholder Representative and appoint his or her replacement to serve in such role under the terms of this Agreement.

(d) The Stockholder Representative shall act for the Stockholders in the manner the Stockholder Representative believes to be in the best interest of the Stockholders and consistent with his obligations under this Agreement, but shall have no duties or obligations except as specifically set forth in this Agreement. In acting as representative of the Stockholders, the Stockholder Representative may rely upon, and shall be protected in acting or refraining from acting upon, an opinion or advice of counsel, certificate of auditors or other certificate, statement, instrument, opinion, report, notice, request, consent, order arbitrator’s award, appraisal, bond or other paper or documents reasonably believed by him to be genuine and to have been signed or presented by the proper party or parties. The Stockholder Representative shall not be personally liable to the Stockholders for any action taken, suffered or omitted by him in good faith and reasonably believed by him to be authorized or within the discretion of the rights or powers conferred upon him by this Section 5.3. The Stockholder Representative may consult with counsel and any advice of such counsel shall be full and complete authorization and protection in respect to any action taken or suffered or omitted by him in such capacity in good faith and in accordance with such opinion of counsel. The Stockholder Representative may perform his duties as Stockholder Representative either directly or by or through his agents or attorneys, and the Stockholder Representative shall not be responsible to the Stockholders for any misconduct or negligence on the part of any agent or attorney appointed with due care by him under this Agreement. No bond shall be required of the Stockholder Representative, and the Stockholders agree, severally but not jointly (in accordance with their Pro Rata Portion), to indemnify the Stockholder Representative for, and to hold the Stockholder Representative harmless against, any loss, liability or expense incurred without willful misconduct or bad faith on the part of the Stockholder Representative, arising out of or in connection with the Stockholder Representative’s carrying out its duties under this Agreement, including costs and expenses of successfully defending the Stockholder Representative against any claim of liability with respect thereto, and the Stockholder Representative shall be entitled, in accordance with the terms and subject to the conditions of the Escrow Agreement, to withdraw funds from the Stockholder Representative Escrow Fund to satisfy any such loss, liability, or expense so incurred.

[***] Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

ARTICLE VI

CONDITIONS TO THE OBLIGATIONS OF THE PARENT AND ACQUISITION CORP.

The obligations of the Parent and the Acquisition Corp. to consummate the transactions contemplated hereby shall be subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions (any of which may be waived in writing by the Parent and the Acquisition Corp. in their sole discretion):

6.1. Representations and Warranties True. The representations and warranties of the Company which are contained in this Agreement, or contained in any Schedule, certificate or instrument delivered or to be delivered pursuant to this Agreement, shall be true and correct in all material respects at and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date.

6.2. Performance. The Company shall have performed and complied in all material respects with all of the obligations under this Agreement which are required to be performed or complied with by it on or prior to the Closing Date.

6.3. Absence of Litigation. No statute, rule or regulation shall have been enacted or promulgated, and no order, decree, writ or injunction shall have been issued and shall remain in effect, by any court or governmental or regulatory body, agency or authority which restrains, enjoins or otherwise prohibits the consummation of the transactions contemplated hereby, and no action, suit or proceeding before any court or governmental or regulatory body, agency or authority shall have been instituted by any person (or instituted or threatened by any governmental or regulatory body, agency or authority), and no investigation by any governmental or regulatory body, agency or authority shall have been commenced with respect to the transactions contemplated hereby or with respect to the Company which reasonably could have a material adverse effect on the transactions contemplated hereby or is reasonably likely to result in a Company Material Adverse Effect.

6.4. Consents. All approvals, consents, licenses, permits, orders, waivers and authorizations required to be obtained by the Company or the Stockholders in connection with the Merger and the transactions contemplated by this Agreement as set forth on Schedule 6.4 attached hereto shall have been obtained and shall be in full force and effect.

6.5. Additional Agreements. An Employment Agreement with John Roswech shall have been executed and delivered to the Parent and the Acquisition Corp.

6.6. FIRPTA. The Company shall have delivered to the Parent a notice that the Company Capital Stock is not a “U.S. Real Property Interest” in accordance with the Treasury Regulations under Sections 897 and 1445 of the Code.

[***] Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

6.7. Certificate of Merger. The Company shall have executed and delivered to the Parent counterparts of the Certificate of Merger to be filed with the Secretary of State of the State of Delaware in connection with the Merger.

6.8. Material Adverse Effect. There shall not have occurred any event which is or reasonably could result in a Company Material Adverse Effect.

6.9. Stockholder Approval; Dissenter’s Rights. Stockholders holding at least *** of the outstanding shares of Company Common Stock (calculated on an as converted basis) shall have approved this Agreement, and the transactions contemplated hereby and thereby. Stockholders holding not more than *** of the outstanding shares of Company Capital Stock (calculated on an as converted basis) shall have exercised, or have continuing rights to exercise, appraisal or dissenters’ rights under the DGCL with respect to the transactions contemplated by this Agreement (each, a “Dissenting Share Payment”).

6.10. Supporting Documents. The Company shall have delivered to the Parent a certificate (i) of the Secretary of State of the State of Delaware dated as of the Closing Date, certifying as to the corporate legal existence and good standing of the Company; and (ii) of the Secretary or Assistant Secretary of the Company dated the Closing Date, certifying on behalf of the Company (w) that attached thereto is a true and complete copy of the certificate of incorporation of the Company, as in effect on the date of such certification; (x) that attached thereto is a true and complete copy of the by-laws of the Company, as in effect on the date of such certification; (y) that attached thereto is a true and complete copy of all resolutions adopted by the Board of Directors and the Stockholders, authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby; and (z) to the incumbency and specimen signature of each officer of the Company, executing on behalf of the Company this Agreement and the other agreements related hereto, and (iii) resignations of all officers and directors of the Company as of the Effective Time.

6.11. Release of Liens. The Company shall have obtained to the satisfaction of the Parent and the Acquisition Corp., the releases from creditors needed to terminate any security interests in the assets of the Company, if any.

ARTICLE VII

CONDITIONS TO THE OBLIGATIONS OF THE COMPANY.

The obligation of the Company to consummate the transactions contemplated hereby shall be subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions (any of which may be waived in writing by the Company and the Stockholders in their sole discretion):

7.1. Representations and Warranties True. The representations and warranties of each of the Parent and the Acquisition Corp. contained in this Agreement, or contained in any

[***] Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Schedule, certificate or other instrument or document delivered or to be delivered pursuant to this Agreement, shall be true and correct in all material respects at and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date.

7.2. Performance. The Parent and the Acquisition Corp. shall have performed and complied in all material respects with all of the obligations under this Agreement which are required to be performed or complied with by them on or prior to the Closing Date.

7.3. Absence of Litigation. No statute, rule or regulation shall have been enacted or promulgated, and no order, decree, writ or injunction shall have been issued and shall remain in effect, by any court or governmental or regulatory body, agency or authority which restrains, enjoins or otherwise prohibits the consummation of the transactions contemplated hereby, and no action, suit or proceeding before any court or governmental or regulatory body, agency or authority shall have been instituted by any person (or instituted or threatened by any governmental or regulatory body, agency or authority) and no investigation by any governmental or regulatory body, agency or authority shall have been commenced with respect to the transactions contemplated hereby or with respect to the Parent and/or the Acquisition Corp. which would have a material adverse effect on the transactions contemplated hereby or is reasonably likely to result in a Parent Material Adverse Effect.

7.4. Consents. All approvals, consents, licenses, permits, orders, waivers and authorizations required to be obtained by the Parent and/or the Acquisition Corp. in connection with the Merger and the transactions contemplated by this Agreement shall have been obtained and shall be in full force and effect.

7.5. Additional Agreements. The Parent shall have executed and delivered counterparts of the employment agreement referred to in Section 6.5 hereof.

7.6. Material Adverse Effect. There shall not have occurred any event which is or reasonably could result in a Parent Material Adverse Effect.

7.7. Merger Consideration. At the Closing, the Parent shall distribute the Upfront Cash Consideration in accordance with Section 2.3.

7.8. Certificate of Merger. The Parent shall have executed and delivered to the Company counterparts of the Certificate of Merger to be filed with the Secretary of State of the State of Delaware in connection with the Merger.

7.9. Supporting Documents. The Parent shall have delivered to the Company and the Stockholders (i) a certificate of the Secretary of State of the State of Delaware dated as of the Closing Date, certifying as to the corporate legal existence and good standing of the Parent and the Acquisition Corp., and (ii) a certificate of the Secretary of the Parent and the Acquisition Corp., dated the Closing Date, certifying on behalf of the Parent and the Acquisition Corp. (w) that attached thereto is a true and complete copy of the Certificate of Incorporation of the Parent,

[***] Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

as in effect on the date of such certification; (x) that attached thereto is a true and complete copy of the By-Laws of the Parent and the Acquisition Corp. as in effect on the date of such certification; (y) that attached thereto is a true and complete copy of all resolutions adopted by the Board of Directors of the Parent and the Acquisition Corp. authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby; and (z) to the incumbency and specimen signature of each officer of the Parent executing on behalf of the Parent and the Acquisition Corp. this Agreement and the other agreements related hereto.

ARTICLE VIII

INDEMNIFICATION; SURVIVAL OF

REPRESENTATIONS AND WARRANTIES

8.1. Indemnity Obligations. Subject to the provisions of this ARTICLE VIII hereof, each of the Stockholders by adoption of this Agreement and approval of the transactions contemplated hereby, severally, but not jointly, agree to indemnify and hold the Parent and the Acquisition Corp. (including their respective representatives and Affiliates) harmless from, and to reimburse the Parent for, any Losses directly or indirectly arising out of, based upon or resulting from (i) any inaccuracy in or breach of any representation or warranty of the Company set forth in ARTICLE III of this Agreement or any Schedule or certificate delivered by the Company pursuant hereto; (ii) any inaccuracy in or breach of any representation or warranty of such Stockholder set forth in the Letter of Transmittal or any other agreement delivered by such Stockholder pursuant hereto; (iii) any breach or nonfulfillment of, or any failure to perform, any of the covenants, agreements or undertakings of such Stockholder set forth in the Letter of Transmittal or any other agreement delivered by such Stockholder pursuant hereto; (iv) any Dissenting Share Payments; and (v) any claims by any current or former holder of any equity interest or equity security of the Company (including any predecessor), including any Company Capital Stock, Company Options, Company Warrants or other Company Stock Rights, relating to or arising out of this Agreement and the transactions contemplated hereby, including any Losses due to any inaccuracy or incompleteness of the Allocation Certificate (including any Third Party Claim to any portion of the Merger Consideration).

8.2. Notification of Claims.

(a) Subject to the provisions of Section 8.3 below, in the event of the occurrence of an event pursuant to which the Parent shall seek indemnity pursuant to Section 8.1, the Parent shall provide the Stockholders with prompt written notice (a “Claim Notice”) of such event and shall otherwise promptly make available to the Stockholders, and if applicable such Stockholder, all relevant information which is material to the claim and which is in the possession of the Parent. The Parent’s failure to give a timely Claims Notice or to promptly furnish the Stockholders, and if applicable such Stockholder, with any relevant data and documents in connection with any Third-Party Claim shall not constitute a defense (in part or in whole) to any

[***] Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

claim for indemnification by such party, except and only to the extent that such failure shall result in any prejudice to the indemnified party.

(b) The Stockholders and, if such indemnity is sought against a Stockholder pursuant to Section 8.1(ii) or 8.1(iii) above, the Stockholder against whom indemnification is sought shall have the right to elect to join in, through counsel of its choosing reasonably acceptable to the Parent, the defense, settlement, adjustment or compromise of any claim of any third party (a “Third Party Claim”) for which indemnification will be sought by the Parent; provided, however, that the Parent shall control such defense, settlement, adjustment or compromise in good faith consultation with the Stockholders or Stockholder. The expense of any such counsel chosen by the Stockholders or, if applicable, such Stockholder, shall be borne by the Stockholders or such Stockholder. The Parent shall have the right to settle any such Third Party Claim; provided, however, that the Parent may not effect the settlement, adjustment or compromise of any such Third Party Claim without the written consent of the Stockholders or, if applicable, the Stockholder, which consent shall not be unreasonably withheld, delayed or conditioned.

(c) Notwithstanding the other provisions of this Section 8.2, if a third party asserts (other than by means of a lawsuit) that the Parent or Surviving Corporation is liable to such third party for a monetary or other obligation for which the Parent expects to seek indemnification pursuant to this ARTICLE VIII, and the Parent reasonably determines that it has a valid business reason to fulfill such obligation, then (i) the Parent shall be entitled to satisfy such obligation, without prior notice to or consent from the Stockholders, (ii) the Parent may subsequently make a claim for indemnification in accordance with the provisions of this ARTICLE VIII, and (iii) the Parent shall be reimbursed, in accordance with the provisions of this ARTICLE VIII, for any such Losses for which it is entitled to indemnification pursuant to this ARTICLE VIII (subject to the right of the Stockholders to dispute the Parent’s entitlement to indemnification, or the amount for which it is entitled to indemnification, under the terms of this ARTICLE VIII).

(d) This Section 8.2 shall not apply to any Tax Proceedings, which shall instead by governed by Section 5.2(e).

8.3. Duration. All representations and warranties set forth in this Agreement and any Schedules or certificates delivered pursuant hereto or thereto, and all covenants, agreements and undertakings of the parties contained in or made pursuant to this Agreement and any Schedules or certificates delivered pursuant hereto or thereto, and the rights of the parties to seek indemnification with respect thereto (all of the foregoing collectively, the “Indemnifiable Matters”), shall survive the Closing but, except in respect of any claims for indemnification as to which a Claim Notice shall have been duly given and also as provided in the immediately following sentence, all indemnity obligations for all Indemnifiable Matters shall expire on the *** anniversary of the Closing Date except as provided in Schedule 8.3 hereto (the “Release Date”). Notwithstanding the foregoing, Indemnifiable Matters arising from breaches of the representations, warranties and covenants set forth in Sections ***, shall each survive the Closing Date until the *** anniversary of the Closing Date (all such obligations collectively, the “Excluded Obligations”). Notwithstanding the foregoing, claims relating to or arising from fraud

[***] Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

by a party against whom relief is sought shall be independent of, and shall not be limited by, the Agreement and shall survive the Closing Date indefinitely.

8.4. Liability; Offset. The Parent and the Acquisition Corp. agree that the right to indemnification pursuant to this ARTICLE VIII shall constitute the Parent’s and the Surviving Corporation’s sole and exclusive remedy and recourse against the Stockholders in connection with the transactions contemplated hereby, including without limitation, relating to any misrepresentation or inaccuracy in or breach of any of the representations or warranties or covenants hereby whether in tort, contract or otherwise. Except with respect to the Excluded Obligations the maximum aggregate liability of the Stockholders shall be limited to *** of the Merger Consideration (valuing such shares of Parent Common Stock included in the Merger Consideration as provided in Sections 2.1(a) and 2.1(b) above as the case may be) (the “Offset Amount”) and of any Stockholder shall be limited to such Stockholder’s Pro Rata Portion of the Losses up to such Stockholder’s Pro Rata Portion of the Offset Amount and the maximum aggregate liability of the Stockholders (for the Excluded Obligations or otherwise hereunder) shall be limited to the Merger Consideration and of any Stockholder (for the Excluded Obligations or otherwise hereunder) shall be limited to such Stockholder’s Pro Rata Portion of the Losses up to such Stockholder’s Pro Rata Portion of the Merger Consideration (valuing such shares of Parent Common Stock included in the Merger Consideration as provided in Sections 2.1(a) and 2.1(b) above as the case may be). The Parent shall first offset against the Future Consideration any amounts due to it pursuant to this ARTICLE VIII.

8.5. No Contribution. The Company and the Stockholders hereby waive, acknowledge and agree that the Company and the Stockholders shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution or right of indemnity against the Parent or the Acquisition Corp. in connection with any indemnification payments which the Company or the Stockholders are required to make under this ARTICLE VIII. Nothing contained in this ARTICLE VIII shall limit a Stockholder’s right of contribution or right of indemnity from another Stockholder.

8.6. Treatment of Indemnity Payments. All payments made pursuant to this ARTICLE VIII pertaining to any indemnification obligations shall be treated as adjustments to the purchase price of the Company Capital Stock for Tax purposes and such agreed treatment shall govern for purposes of this Agreement, unless otherwise required by Law.

8.7. Calculation of Losses. ***.

8.8. No Double Recovery. Neither the Parent or any of its Affiliates shall be entitled to indemnification under this ARTICLE VIII for any amount to the extent such Parent has been previously indemnified or otherwise compensated for such amount pursuant to this Agreement, including pursuant to Section 2.6 hereof.

8.9. No Additional Representations. The Company and the Stockholders have not made and are not making, and each other party hereby acknowledges, represents and warrants

[***] Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

that it has not relied upon, any representation, warranty, covenant or agreement, express or implied, with respect to the matters contained in this Agreement other than the explicit representations, warranties, covenants and agreements set forth herein.

ARTICLE IX

REGISTRATION RIGHTS

9.1. Registrable Shares. For purposes of this Agreement, “Registrable Shares” shall mean the Upfront Registrable Shares and the Future Registrable Shares and any other securities issued as a dividend or other distribution with respect to, or in exchange for or in replacement of, such shares; “Upfront Registrable Shares” shall mean shares of Parent Common Stock issued as the Upfront Equity Consideration and “Future Registrable Shares” shall mean the Parent’s Class B common stock, if any, issued as part of Future Consideration. “Future Registration Statement” shall mean an effective re-sale shelf registration statement covering the re-sale of Future Registrable Shares by the recipients thereof required as a condition to issuing Class B common stock as part of Future Consideration. The rights of each Stockholder under this ARTICLE may be assigned to any affiliate of such Stockholder that holds Registrable Shares.

9.2. Required Registration. Parent shall use reasonable best efforts to prepare and file with the SEC a registration statement on Form S-3 under the Securities Act with respect to the resale of the Registrable Shares (the “Upfront Registration Statement” and together with any Future Registration Statement, the “Registration Statements”) within thirty (30) days of the Closing as to the Upfront Equity Consideration and shall use reasonable best efforts to effect all such registrations, qualifications and compliances (including, without limitation, obtaining appropriate qualifications under applicable state securities or “blue sky” Laws and compliance with any other applicable governmental requirements or regulations) as the Stockholders may reasonably request and that would permit or facilitate the sale of Registrable Shares (provided however that Parent shall not be required in connection therewith to qualify to do business or to file a general consent to service of process in any such state or jurisdiction).

9.3. Effectiveness; Suspension Right.

(a) Parent will use its best efforts to cause the Upfront Registration Statement to become and remain effective for six (6) months from the Closing under the Securities Act and will use its best efforts to cause each Future Registration Statement, if any, to remain effective under the Securities Act for six (6) months from the issuance of the shares registered for re-sale thereunder (including, in each case, without limitation the filing of any amendments or other documents necessary for such effectiveness) and from time to time will amend or supplement each Registration Statement and the prospectus contained therein as and to the extent necessary to comply with the Securities Act, the Exchange Act and any applicable state securities statute or regulation, subject to the following limitations and qualifications. Parent will notify Stockholders promptly upon the Upfront Registration Statement being declared effective or when a supplement to any prospectus forming a part of any Registration Statement has been filed.

[***] Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(b) Following such date as a Registration Statement is first declared effective, the Stockholders will be permitted to offer and sell the Registrable Shares registered therein during the registration effective period in the manner described in the Registration Statement (which description will be reasonably acceptable to the Stockholders) provided that the Registration Statement remains effective and has not been suspended.

(c) Notwithstanding any other provision of this ARTICLE IX, Parent shall have the right at any time to require that the Stockholders suspend further open market offers and sales of Registrable Shares pursuant to the Registration Statement whenever, and for so long as, in the reasonable judgment of Parent, upon written advice of counsel, there is in existence material undisclosed information or events with respect to Parent, the disclosure of which would be materially detrimental to the Company, because such disclosure would (i) materially interfere with a significant acquisition, corporate reorganization, or other similar transaction involving the Company; (ii) require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential (the “Suspension Right”). In the event Parent exercises the Suspension Right, such suspension will begin on the date a notice of such suspension is provided to each Stockholder and shall continue for the period of time reasonably necessary for disclosure to occur at the earliest time that such disclosure would not have a material adverse effect on Parent, as determined in good faith by Parent after consultation with counsel, provided in no event may any such suspension be for more than ten consecutive business days nor may all such suspensions total more that twenty business days in any six month period. Parent will promptly give the Stockholders written notice of any such suspension and will use its best efforts to minimize the length of the suspension.

9.4. Expenses. The costs and expenses to be borne by Parent for purposes of this ARTICLE IX shall include, without limitation, printing expenses (including a reasonable number of prospectuses for circulation by the Stockholders), legal fees and disbursements of counsel for Parent, “blue sky” expenses, accounting fees and filing fees, but shall not include underwriting commissions or similar charges, legal fees and disbursements of counsel (if any) for the Stockholders.

9.5. Indemnification.

(a) To the extent permitted by Law, Parent will indemnify and hold harmless each Stockholder, any underwriter (as defined in the Securities Act) for a Stockholder, its officers, directors, stockholders or partners and each Person, if any, who controls or is alleged to control a Stockholder or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state Law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”): (A) any untrue statement or alleged untrue statement of a material fact contained or incorporated by reference in the Registration Statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (B) the omission or alleged

[***] Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

omission to state or incorporate by reference therein a material fact required to be stated or incorporated by reference therein, or necessary to make the statements included or incorporated by reference therein not misleading, or (C) any violation or alleged violation by Parent of the Securities Act, the Exchange Act, any state securities Law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities Law; and Parent will pay to such Stockholder, underwriter or controlling Person, any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, Liability, or action; provided, however, that the indemnity agreement contained in this Section 9.5(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, Liability, or action if such settlement is effected without the consent of Parent (which consent may not be unreasonably withheld); nor shall Parent be liable to any Stockholder in any such case for any such loss, claim, damage, Liability, or action to the extent that it arises out of or is based upon (i) a Violation which occurs in reliance upon and in conformity with written information furnished by such Stockholder expressly for use in the Registration Statement, or (ii) a Violation that would not have occurred if the Stockholders had delivered to the purchaser the version of the Prospectus most recently provided by Parent to the Stockholder as of a date prior to such sale.

(b) To the extent permitted by Law, each Stockholder will indemnify and hold harmless Parent, each of its directors, each of its officers who has signed the Registration Statement, each Person, if any, who controls Parent within the meaning of the Securities Act, any underwriter, and any controlling Person of any such underwriter, and each other Stockholder against any losses, claims, damages, or liabilities (joint or several) to which any of the foregoing Persons may become subject, under the Securities Act, the Exchange Act or other federal or state Law, insofar as, and only to the extent that, such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon any Violation (which includes without limitation the failure of such Stockholder to deliver the most current prospectus provided by Parent prior to the date of such sale), in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Stockholder expressly for use in the Registration Statement or such Violation is caused by such Stockholder’s failure to deliver to the purchaser of such Stockholder’s Registrable Shares a prospectus (or amendment or supplement thereto) that had been provided to such Stockholder by Parent prior to the date of the sale; and such Stockholder will pay any legal or other expenses reasonably incurred by any Person intended to be indemnified pursuant to this Section 9.5(b) in connection with investigating or defending any such loss, claim, damage, Liability, or action; provided, however, that the indemnity agreement contained in this Section 9.5(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, Liability or action if such settlement is effected without the consent of such Stockholder, which consent shall not be unreasonably withheld. The aggregate indemnification and contribution Liability of such Stockholder under this Section 9.5(b) and 9.5(d) below shall not exceed the net proceeds received by such Stockholder in connection with sale of shares pursuant to the Registration Statement.

[***] Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(c) Each Person entitled to indemnification under this Section 9.5 (the “Indemnified Party”) shall give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought and shall permit the Indemnifying Party to assume the defense of any such claim and any litigation resulting therefrom, provided that counsel for the Indemnifying Party who conducts the defense of such claim or any litigation resulting therefrom shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld), and the Indemnified Party may participate in such defense at such party’s expense, and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 9.5 unless the Indemnifying Party is materially prejudiced thereby. No Indemnifying Party, in the defense of any such claim or litigation, shall (except with the consent of each Indemnified Party) consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all Liability in respect to such claim or litigation. Each Indemnified Party shall furnish such information regarding itself or the claim in question as an Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with the defense of such claim and litigation resulting therefrom.

(d) To the extent that the indemnification provided for in this Section 9.5 is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any loss, Liability, claim, damage or expense referred to herein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party hereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, Liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one had and of the Indemnified Party on the other in connection with the statements or omissions which resulted in such loss, Liability, claim, damage or expense, as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by reference to, among other things, whether the untrue of alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

9.6. Procedures for Sale of Shares Under Registration Statement.

(a) Delivery of Prospectus. For any offer or sale of any of the Registrable Shares by a Stockholder in a transaction that is not exempt under the Securities Act, such Stockholder shall deliver to the purchaser the version of the Prospectus most recently provided by Parent to the Stockholder as of a date prior to such sale.

(b) Copies of Prospectuses. Subject to the provisions of this Section 9.6, when a Stockholder is entitled to sell Registrable Shares pursuant to the Registration Statement, Parent shall, within two (2) trading days following the request, furnish to such Stockholder a reasonable

[***] Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

number of copies of a supplement to or in amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such Registrable Shares, such prospectus shall not as of the date of delivery to such Stockholder include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statement therein not misleading or incomplete in the light of the circumstances then existing.

9.7. Removal of Restrictive Legends. At any time after the date that is six (6) months following the issuance of any Registrable Shares, the Parent shall, upon the request of any Stockholder, issue new stock certificates representing such shares without restrictive legends if such Stockholder is not then an affiliate of the Parent within the meaning of Rule 144 promulgated under the Securities Act.

ARTICLE X

MISCELLANEOUS PROVISIONS

10.1. Amendment. This Agreement may be amended by the parties hereto at any time by execution of an instrument signed on behalf of the party against whom enforcement is sought.

10.2. Waiver of Compliance. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant or agreement contained herein may be waived only by a written notice from the party or parties entitled to the benefits thereof. No failure by any party hereto to exercise, and no delay in exercising, any right hereunder, shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder preclude any other or future exercise of that right by that party.

10.3. Notices. All notices and other communications hereunder shall be deemed given if given in writing and delivered personally, by registered or certified mail, return receipt requested, postage prepaid, or by overnight courier to the party to receive the same at its respective address set forth below (or at such other address as may from time to time be designated by such party to the others in accordance with this Section 10.3):

(a) if to the Company to:

Jingle Networks, Inc.

475 Park Avenue South

10th Floor

New York, NY 10016

Attention: John Roswech

with copies to:

Ropes & Gray LLP

Prudential Tower

[***] Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

800 Boylston Street

Boston, MA 02199

Attention: Joel Freedman, Esq.

(b) if to the Stockholders, to the Stockholder Representative:

Chip Hazard

c/o Flybridge Capital Partners

500 Boylston Street

Boston, MA 02116

(c) if to the Parent or the Acquisition Corp., to:

Marchex, Inc.

520 Pike Street, Suite 2000

Seattle, WA 98101

Attention: Ethan A. Caldwell, General Counsel

with copies to:

DLA Piper LLP (US)

33 Arch Street, 26th floor

Boston, MA 02110

Attention: Francis J. Feeney, Jr., Esq.

All such notices and communications hereunder shall be deemed given when received, as evidenced by the signed acknowledgment of receipt of the person to whom such notice or communication shall have been personally delivered, the acknowledgment of receipt returned to the sender by the applicable postal authorities or the confirmation of delivery rendered by the applicable overnight courier service.

10.4. Binding Effect; Assignment. This Agreement, and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any rights, duties or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other parties hereto, except by the Parent to any successor to its business or to any Affiliate as long as the Parent remains ultimately liable for all of the Parent’s obligations hereunder.

10.5. No Third Party Beneficiaries. Neither this Agreement or any provision hereof nor any Schedule, certificate or other instrument delivered pursuant hereto, nor any agreement to be entered into pursuant hereto or any provision hereof, is intended to create any right, claim or remedy in favor of any person or entity, other than the parties hereto and their respective successors and permitted assigns and any other parties indemnified under ARTICLE VIII. Notwithstanding the foregoing, (i) the Stockholders shall be third party beneficiaries of this

[***] Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Agreement and (ii) the holders of Company Options shall be third party beneficiaries of Section 2.1(c)(iv).

10.6. Public Announcements. Promptly after the date of execution hereof and the Closing Date, the Parent shall issue a press release in such form as reasonably acceptable to the Company and none of the parties hereto shall, except as agreed by the Parent and the Company, or except as may be required by Law or applicable regulatory authority (including without limitation the rules applicable to Nasdaq Global Select Market companies), issue any other reports, releases, announcements or other statements to the public relating to the transactions contemplated hereby.

10.7. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.8. Headings. The article and section headings contained in this Agreement are solely for convenience of reference, are not part of the agreement of the parties and shall not be used in construing this Agreement or in any way affect the meaning or interpretation of this Agreement.

10.9. Entire Agreement. This Agreement, and the Schedules, certificates and other instruments and documents delivered pursuant hereto, together with the other agreements referred to herein and to be entered into pursuant hereto, embody the entire agreement of the parties hereto in respect of, and there are no other agreements or understandings, written or oral, among the parties relating to the subject matter hereof. This Agreement supersedes all other prior agreements and understandings, written or oral, between the parties with respect to such subject matter including the Letter of Intent between the parties dated as of March 10, 2010 and the Letter of Intent between the parties dated as of February 24, 2011.

10.10. Governing Law. The parties hereby agree that this Agreement, and the respective rights, duties and obligations of the parties hereunder, shall be governed by and construed in accordance with the General Corporation Law of the State of Delaware as to matters within the scope thereof and, as to all other matters, shall be governed by and construed with the laws of the State of Delaware, without giving effect to principles of conflicts of law thereunder. Each of the parties hereby (i) irrevocably consents and agrees that any legal or equitable action or proceeding arising under or in connection with this Agreement shall be brought exclusively in the federal or state courts located in the state of Delaware and any court to which an appeal may be taken in any such litigation, and (ii) by execution and delivery of this Agreement, irrevocably submits to and accepts, with respect to any such action or proceeding, for itself and in respect of its properties and assets, generally and unconditionally, the jurisdiction of the aforesaid courts, and irrevocably waives any and all rights such party may now or hereafter have to object to such jurisdiction.

[***] Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

10.11. Severability. In the event that any clause or portion of this Agreement shall be held to be invalid, illegal, unenforceable, or in violation of any Law or public policy, such a finding shall not affect the balance of the terms contained herein, and the parties shall be charged with the responsibility of continuing to carry out the terms and conditions of this Agreement in a manner consistent therewith. Moreover, if one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to scope, activity or subject or otherwise unreasonable so as to be unenforceable at Law, such provision or provisions shall be construed by the appropriate judicial body by limiting and reducing it or them, so as to be enforceable to the maximum extent compatible with the applicable Law as it shall then appear.

10.12. Specific Performance. In addition to any and all other remedies that may be available at Law in the event of any breach of this Agreement, the parties hereto shall be entitled to specific performance of the agreements and obligations hereunder and to such other injunctive or other equitable relief as may be granted by a court of competent jurisdiction, without the necessity of posting a bond or proving actual damages.

10.13. Disclosure Schedules. Nothing in any Schedule or any supplement to or amendment of any such Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein unless such Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail; provided, however, that information disclosed in any section of the Disclosure Schedules shall be deemed disclosed and incorporated by reference in each other section of the Disclosure Schedule to the extent it is reasonably apparent on its face that it applies for such other section.

10.14. Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state or local statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation. Wherever required by the context, as used in this Agreement, the singular number shall include the plural, the plural shall include the singular and all words herein in any gender shall be deemed to include the masculine, feminine and neutral genders. The parties hereto intend that each representation, warranty, and covenant contained herein shall have independent significance. If any party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which such party has not breached shall not detract from or mitigate the fact that such party is in breach of the first representation, warranty, or covenant.

10.15. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR

[***] Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

ARTICLE XI

DEFINITIONS

11.1. Certain Definitions. As used in this Agreement, the following terms shall have the meanings indicated below:

“18-Month Payment Date” has the meaning set forth in Section 2.1 of the Agreement.

“Acquisition Corp.” means the wholly-owned subsidiary of Parent as set forth in the preamble to the Agreement.

“Acquisition Expenses” has the meaning set forth in Section 5.1 of the Agreement.

“Affiliate” means, with respect to the Person to which it refers, a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such Person.

“Agreement” has the meaning set forth in the preamble of the Agreement.

“Allocation Certificate” has the meaning set forth in Section 2.1 of the Agreement.

“Audited Financial Statements” has the meaning set forth in Section 3.6 of the Agreement.

“Balance Sheet” has the meaning set forth in Section 3.6 of the Agreement.

“Certificate” has the meaning set forth in Section 2.3 of the Agreement.

“Certificate of Merger” has the meaning set forth in Section 1.2 of the Agreement.

“Change of Control” means (x) an event when any “person”, as such term is used in Sections 13(d) and 14(d) of the Exchange Act, except for an existing shareholder of Parent as of the date hereof, is or becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Parent representing more than fifty percent (50%) of the voting power of the Parent’s then outstanding securities, other than as a result of the purchase of equity securities directly from the Parent in connection with a financing transaction; (y) the consummation of a merger or consolidation of the Parent with or into another entity or any other corporate reorganization, if more than fifty percent (50%) of the combined voting power of the continuing or surviving entity’s securities outstanding immediately after such merger, consolidation or other reorganization is owned by persons who were not stockholders of

[***] Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

the Parent immediately prior to such merger, consolidation or other reorganization; or (z) the Parent sells, transfers or otherwise disposes of (in one transaction or a series of related transactions) all or substantially all of its respective assets or adopts any plan or proposal for its liquidation or dissolution. A Change of Control shall not occur if the person, surviving entity, or transferee is a wholly-owned (direct or indirect) subsidiary of Parent; provided, however, that a Change of Control shall occur upon a Change of Control of such wholly-owned subsidiary.

“Claim Notice” has the meaning set forth in Section 8.2 of the Agreement.

“Closing” has the meaning set forth in Section 1.2 of the Agreement.

“Closing Date” has the meaning set forth in Section 1.2 of the Agreement.

“Closing Indebtedness” has the meaning set forth in Section 2.6 of the Agreement.

“Closing Market Price” means the average of the last quoted sale price for shares of Parent Common Stock on The Nasdaq Global Select Market for the *** trading days immediately prior to the date of calculation.

“Closing Net Working Capital” has the meaning set forth in Section 2.6 of the Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Capital Stock” has the meaning set forth in Section 3.4 of the Agreement.

“Company Change in Control Plan” has the meaning set forth in Section 3.4 of the Agreement.

“Company Common Stock” has the meaning set forth in Section 3.4 of the Agreement.

“Company Common Stock 18-Month Per Share Consideration” has the meaning set forth in the Allocation Certificate.

“Company Common Stock Closing Per Share Consideration” has the meaning set forth in the Allocation Certificate.

“Company Common Stock One-Year Per Share Consideration” has the meaning set forth in the Allocation Certificate.

“Company Disclosure Schedules” has the meaning set forth in the preamble to ARTICLE III of the Agreement.

[***] Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

“Company Employee Plan” means any plan, program, policy, practice, contract, agreement or other arrangement (written or oral) providing for deferred compensation, profit sharing, bonus, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits, welfare, pension or other employee benefits or remuneration of any kind, whether formal or informal, funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, which is or has been maintained, contributed to, or required to be contributed to, by the Company or ERISA Affiliates for the benefit of any Employee, or pursuant to which the Company has or may have any material Liability, contingent or otherwise.

“Company Incentive Plan” has the meaning set forth in Section 3.4 of the Agreement.

“Company Intellectual Property” means any Intellectual Property that is owned by, or exclusively licensed to, the Company.

“Company Material Adverse Effect” means any change, event or effect that is, or that is reasonably likely to be, materially adverse to the business, operations, assets, Liabilities, prospects, financial condition or results of operations of the Company, taken as a whole; ***.

“Company Option” has the meaning set forth in Section 3.4 of the Agreement.

“Company Plans” has the meaning set forth in Section 3.4 of the Agreement.

“Company Preferred Stock” has the meaning set forth in Section 3.4 of the Agreement.

“Company Preferred Stock 18-Month Per Share Consideration” has the meaning set forth in the Allocation Certificate.

“Company Preferred Stock Closing Per Share Consideration” has the meaning set forth in the Allocation Certificate.

“Company Preferred Stock One-Year Per Share Consideration” has the meaning set forth in the Allocation Certificate.

“Company Restricted Stock” has the meaning set forth in Section 3.4 of the Agreement.

“Company Unrestricted Stock” has the meaning set forth in Section 3.4 of the Agreement.

“Company Stock Rights” means (i) all outstanding Company Options, and (ii) all other outstanding subscriptions, options, calls, warrants or any other rights, whether or not currently exercisable, to acquire any shares of Company Capital Stock or that are or may become convertible into or exchangeable for any shares of Company Capital Stock or another Company Stock Right.

[***] Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

“Data” has the meaning set forth in Section 3.6 of the Agreement.

“DGCL” means the Delaware General Corporation Law.

“Dissenting Shares” has the meaning set forth in Section 2.2 of the Agreement.

“Dissenting Share Payment” has the meaning set forth in Section 6.9 of the Agreement.

“DOL” means the United States Department of Labor.

“Effective Time” has the meaning set forth in Section 1.2 of the Agreement.

“Employee” or “Employees” means any current or retired employee, officer, or director of the Company.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person that, together with the Company, would be treated as a single employer under Section 414 of the Code or Section 4001 of ERISA and the regulations thereunder.

“Escrow Agent” means Wells Fargo Bank, National Association.

“Escrow Agreement” means that certain escrow agreement dated as of the date hereof by and among the Stockholder Representative, the Stockholders and the Escrow Agent.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Excluded Obligations” has the meaning set forth in Section 8.3 of the Agreement.

“Final Net Working Capital and Indebtedness Schedule” has the meaning set forth in Section 2.6 of the Agreement.

“Final Accounting Firm” has the meaning set forth in Section 2.6 of the Agreement.

“Financial Statements” has the meaning set forth in Section 3.6 of the Agreement.

“Future Consideration” has the meaning set forth in Section 2.1 of the Agreement.

“Future Registrable Shares” has the meaning set forth in Section 9.1 of the Agreement.

“Future Registration Statement” has the meaning set forth in Section 9.1 of the Agreement.

[***] Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

“GAAP” has the meaning set forth in Section 3.6 of the Agreement.

“Generally Available Software” means software, including Open Source Materials, obtained from a third party on generally available terms and which continues to be widely available on such terms.

“Governmental Entities” means any court, administrative agency or commission or other federal, state, county, local or foreign governmental authority, instrumentality, agency or commission.

“Indebtedness” means (i) indebtedness for borrowed money, or guarantees of any such indebtedness, for which the Company is obligated, including the principal amount, plus accrued but unpaid interest thereon, of debt securities of the Company and (ii) any Liabilities relating to any capital lease obligation of the Company, and shall include any prepayment penalties or other amounts payable in connection with any such indebtedness or Liabilities.

“Indemnifiable Matters” has the meaning set forth in Section 8.3 of the Agreement.

“Indemnified Party” has the meaning set forth in Section 9.5 of the Agreement.

“Indemnifying Party” has the meaning set forth in Section 9.5 of the Agreement.

“Intellectual Property” means any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States, international and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, computer programs and other computer software, user interfaces, processes and formulae, source code, object code, algorithms, architecture, structure, display screens, layouts, development tools, instructions, templates and marketing materials, designs and all documentation relating to any of the foregoing; (iii) all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) all industrial designs and any registrations and applications therefor throughout the world; (v) all trade names, logos, common Law trademarks and service marks, trademark and service mark registrations, intent-to-use applications and other registrations and applications therefor throughout the world; (vi) all databases and data collections and all rights therein throughout the world; (vii) all domain names; (viii) all moral and economic rights of authors and inventors, however denominated, throughout the world, and (ix) any similar or equivalent rights to any of the foregoing anywhere in the world.

“Interim Financial Statements” has the meaning set forth in Section 3.6 of the Agreement.

[***] Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

“Inventory” means all inventories of the Company, wherever located, including all finished goods, work in process, raw materials, spare parts and other materials or supplies to be used or consumed by the Company in the production of finished goods.

“Investor Agreements” has the meaning set forth in Section 3.4 of the Agreement.

“IRS” means the United States Internal Revenue Service.

“knowledge” means (including any derivation thereof such as “known” or “knowing”) means ***.

“Law” or “Laws” means any federal, state, foreign, or local law, statute, ordinance, rule, regulation, writ, injunction, directive, order, judgment, administrative interpretation, treaty, decree, administrative or judicial decision and any other executive, legislative, regulatory or administrative proclamation.

“Letter of Transmittal” has the meaning set forth in Section 2.3 of the Agreement.

“Liability” or “Liabilities” means any direct or indirect liability, indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, whether accrued, unaccrued, absolute, contingent, mature, unmature or otherwise and whether known or unknown, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured.

“Losses” means any and all losses, damages, deficiencies, Liabilities, obligations, claims, demands, assessments, judgments, recoveries, fees, diminution in value, costs and expenses (including, without limitation, all out-of-pocket expenses, reasonable investigation expenses and reasonable fees and disbursements of accountants and counsel) of any nature whatsoever and whether or not arising from any Third Party Claim.

“Majority Vote” has the meaning set forth in Section 5.3 of the Agreement.

“Malware Software” means any program or file that is harmful to a computer user, including without limitation, computer viruses, worms, spyware and Trojan horses.

“Merger” has the meaning set forth in the recitals to the Agreement.

“Merger Consideration” has the meaning set forth in Section 2.1 of the Agreement.

“Near Relatives” has the meaning set forth in Section 3.11 of the Agreement.

“Net Working Capital” means the current assets minus the current liabilities of the Company as calculated in accordance with GAAP, consistently applied. Notwithstanding the foregoing, current Liabilities shall not include Unpaid Acquisition Expenses, Preliminary Closing Indebtedness or Liabilities relating to prepayments by Marchex to the Company.

[***] Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

“Offset Amount” has the meaning set forth in Section 8.4 of the Agreement.

“One-Year Payment Date” has the meaning set forth in Section 2.1 of the Agreement.

“Open Source Materials” means all software or other material that is distributed as “free software”, “open source software” or under a similar licensing or distribution model, including without limitation the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD Licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL) the Sun Industry Standards License (SISL) and the Apache License.

“Parent” has the meaning set forth in the preamble to the Agreement.

“Parent Common Stock” has the meaning set forth in Section 2.1 of the Agreement.

“Parent Disclosure Schedules” has the meaning set forth in the preamble to ARTICLE IV of the Agreement.

“Parent Material Adverse Effect” means any change, event or effect that is, or that is reasonably likely to be, materially adverse to the business, operation, assets, Liabilities, financial condition or results of operations of the Parent and its subsidiaries, taken as a whole, but shall in no event be attributable to any change in Parent’s stock price or any shortfall in Parent’s financial performance from any securities analyst forecast or estimate (but, for the avoidance of doubt, not excluding any underlying cause thereof).

“Per Option Consideration” has the meaning set forth in the Allocation Certificate.

“Permitted Liens” means (a) Tax liens or charges or claims by a Governmental Entity (i) not yet due and payable, or (ii) being contested in good faith, if a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor, (b) statutory liens of landlords, liens of carriers, warehousepersons, mechanics and materialmen and other liens imposed by Law incurred in the ordinary course of the Company’s business for sums (i) not yet due and payable, or (ii) being contested in good faith, if a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor, (c) liens incurred or deposits made in connection with workers’ compensation, unemployment insurance and other similar types of social security programs or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations, in each case in the ordinary course of the Company’s business, consistent with past practice, (d) zoning, entitlement and other land use regulations by a Governmental Entity, (e) the interests of the lessors and sublessors of any leased properties, and (f) easements, rights of way and other imperfections of title or encumbrances that do not materially interfere with the present use of such property.

[***] Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

“Person” means any individual, corporation, partnership, limited Liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Entity or other entity.

“Post-Closing Tax Period” means any taxable period or portion thereof that begins on or after the Closing Date; if a taxable period begins on or prior to the Closing Date and ends after the Closing Date, then the portion of the taxable period that begins after the Closing Date shall constitute a Post-Closing Tax Period.”

“Pre-Closing Tax Period” means any taxable period or portion thereof that ends on or prior to the Closing Date; if a taxable period begins on or prior to the Closing Date and ends after the Closing Date, then the portion of the taxable period that ends on and includes the Closing Date shall constitute a Pre-Closing Tax Period.

“Preliminary Closing Indebtedness” has the meaning set forth in Section 2.1 of the Agreement.

“Preliminary Net Working Capital” has the meaning set forth in Section 2.1 of the Agreement.

“Pro Rata Portion” of a Stockholder shall be equal to the percentage of the Merger Consideration paid or payable by the Parent hereunder (valuing such shares of Parent Common Stock included in the Merger Consideration as provided in Sections 2.1(a) and 2.1(b) above, as the case may be) to which such Stockholder is entitled pursuant to the Allocation Certificate.

“Registrable Shares” has the meaning set forth in Section 9.1 of the Agreement.

“Related Person” has the meaning set forth in Section 3.11 of the Agreement.

“Release Date” has the meaning set forth in Section 8.3 of the Agreement.

“Registration Statement” has the meaning set forth in Section 9.2 of the Agreement.

“Schedules” means any schedules attached to or provided for under the Agreement.

“SEC” has the meaning set forth in Section 3.6 of the Agreement.

“SEC Filings” has the meaning set forth in Section 4.4 of the Agreement.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Spyware” means software that is installed in a computer without the user’s knowledge and transmits information about the user’s computer activities over the Internet.

[***] Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

“Stockholders” means the holders of Company Capital Stock of the Company.

“Stockholder Representative” has the meaning set forth in the preamble of the Agreement.

“Stockholder Representative Escrow Amount” means ***.

“Stockholder Representative Escrow Fund” has the meaning set forth in Section 2.5 of the Agreement.

“Stockholder’s Pro Rata Portion” has the meaning set forth in the Allocation Certificate.

“Surviving Corporation” has the meaning set forth in Section 1.1 of the Agreement.

“Suspension Right” has the meaning set forth in Section 9.3 of the Agreement.

“Target Net Working Capital” means zero.

“Tax” or “Taxes” means all federal, state, county, local, territorial and foreign taxes, levies, imposts, deficiencies or other like assessments (including, but not limited to, gross income, net income, franchise, alternative or add-on minimum, profits, capital stock, net worth, business and occupation, premium, windfall profits, gross receipts, excise, production, services, bulk sales, sales, use, transfer, stamp, value added, customs duties, import, export, license, payroll, employment, severance, withholding, backup withholding, social security, unemployment, disability, ad valorem, real property, personal property, real property gains, registration, and estimated taxes) imposed by any Tax Authority, including any interest, penalty (civil or criminal), or addition thereto, whether disputed or not.

“Tax Authority” means any Governmental Entity responsible for the imposition, determination or collection of any Tax or the review or audit of any Tax Return.

“Tax Proceeding” has the meaning set forth in Section 5.2 of the Agreement.

“Tax Returns” means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other documents (including estimated Tax returns and reports, withholding Tax and information returns and reports) filed with, or required to be filed with, any Tax Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the compliance with applicable law relating to any Taxes.

“Transfer Tax” means any documentary, recording, registration, stamp, conveyance, transfer, value added, sales, use, or other similar Taxes, duties, excise, governmental charges or fees (including penalties and interest) imposed as a result of, in connection with, or otherwise attributable to, the Merger.

[***] Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

“Third Party Claim” has the meaning set forth in Section 8.2 of the Agreement.

“Unpaid Acquisition Expenses” has the meaning set forth in Section 2.1 of the Agreement.

“Unaudited Financial Statements” has the meaning set forth in Section 3.6 of the Agreement.

“Upfront Cash Consideration” has the meaning set forth in Section 2.1 of the Agreement.

“Upfront Consideration” has the meaning set forth in Section 2.1 of the Agreement.

“Upfront Equity Consideration” has the meaning set forth in Section 2.1 of the Agreement.

“Upfront Registrable Shares” has the meaning set forth in Section 9.1 of the Agreement.

“Upfront Registration Statement” has the meaning set forth in Section 9.2 of the Agreement.

“Violation” has the meaning set forth in Section 9.5 of the Agreement.

[Remainder of Page Intentionally Left Blank]

[***] Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

COUNTERPART SIGNATURE PAGE

TO AGREEMENT AND PLAN OF MERGER

IN WITNESS WHEREOF, the parties named below have caused this Agreement to be duly executed and delivered as an instrument under seal as of the date first above written.

PARENT:

MARCHEX, INC.

By:	/s/ Russell C. Horowitz
Name: Russell C. Horowitz
Title: Chief Executive Officer

ACQUISITION CORP.:

MARCHEX ACQUISITION CORPORATION

By:	/s/ Russell C. Horowitz
Name: Russell C. Horowitz
Title: Chief Executive Officer

COMPANY:

JINGLE NETWORKS, INC.

By:	/s/ Scott Kliger
Name: Scott Kliger
Title: Chief Executive Officer

STOCKHOLDER REPRESENTATIVE:

/s/ Charles M. Hazard, Jr.
Name: Charles M. Hazard, Jr.

[***] Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.